UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
  ENERPAC TOOL GROUP CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
 Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENERPAC TOOL GROUP CORP.
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ENERPAC TOOL GROUP CORP.:

Notice is hereby given that the Annual Meeting of Shareholders of Enerpac Tool Group Corp., a Wisconsin corporation (the “Company,” “Enerpac,” “we” or “our”) will be held on February 3, 2023 at 8:00 a.m., Central Time, solely by means of remote communication at www.virtualshareholdermeeting.com/EPAC2023 for the following purposes (all as set forth in the accompanying Proxy Statement):

1.To elect nine directors from the nominees described in the accompanying Proxy Statement;
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending August 31, 2023;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The virtual format of the Annual Meeting allows the Company to preserve and even increase shareholder access, while also saving time and money for both the Company and its shareholders and safeguarding the health of participants. Even with a virtual format, you will still be able to vote and submit questions during the meeting, and we encourage you to attend online and participate.
The Board of Directors recommends a vote FOR the election as director of each of the nominees described in the accompanying Proxy Statement and FOR Proposals 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.
The Board of Directors has fixed the close of business on December 1, 2022 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. The list of shareholders entitled to vote at the Annual Meeting shall be available for examination by any shareholder during the meeting by accessing the meeting website at www.virtualshareholdermeeting.com/EPAC2023.
To ensure that your shares will be represented, we ask you to vote by telephone, mail, or over the Internet as soon as possible.
 We are electronically disseminating Annual Meeting materials to our shareholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
 If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 7:00 a.m., Central Time, on February 3, 2023.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 16, 2022

ENERPAC TOOL GROUP CORP.
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 16, 2022.

GENERAL INFORMATION
This Proxy Statement and accompanying proxy are furnished to the shareholders of Enerpac Tool Group Corp. (the “Company,” “Enerpac,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the virtual Annual Meeting of Shareholders on February 3, 2023 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for the Meeting. The Company’s 2022 Annual Report to Shareholders (the “Annual Report”), which includes its Annual Report on Form 10-K for the year ended August 31, 2022 (without exhibits), accompanies this Proxy Statement and contains financial statements and certain other information concerning the Company.
Accessing the Virtual Annual Meeting
This year the Meeting will be held solely by means of remote communication and there will be no in-person meeting location. The Meeting is open to all holders of our common stock as of the Record Date (as defined below). Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions. To attend and participate in the Meeting, visit www.virtualshareholdermeeting.com/EPAC2023 and enter the 16-digit control number listed on your proxy card or voting instruction form.
The Meeting will begin promptly at 8:00 a.m., Central Time, on February 3, 2023. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may log into the virtual platform beginning at 7:45 a.m., Central Time, on February 3, 2023.
The virtual annual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the virtual annual meeting.
If you encounter any difficulties accessing the Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 7:00 a.m., Central Time, on February 3, 2023.
Record Date
The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on December 1, 2022 (the “Record Date”). As of the Record Date, 56,970,848 shares of the Company's Class A common stock were outstanding, which does not include 26,558,965 shares of Class A common stock held in treasury. Each share of Class A common stock outstanding on the Record Date is entitled to one vote on all matters submitted at the Meeting. No other class of capital stock was outstanding on the Record Date.
Quorum
A majority of the votes entitled to be cast, present by means of remote communication or represented by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered to be shares present for purposes of determining whether a quorum exists.
If you hold your shares in an account maintained by a bank, broker or other holder of record (referred to as holding shares in “street name”), these holders are permitted under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent auditor, even if they do not receive voting instructions from you, but are not permitted under the rules of the New York Stock Exchange to vote on Proposals 1 and 3 unless you timely provide them with your voting instructions. It is important, therefore, if you hold your shares through an account maintained by a bank, broker or other holder of record that you timely provide your instructions to them so that your vote with respect to these matters may be cast.

The voting requirements and the procedures described in this section and below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s Restated Articles of Incorporation, as amended, and its bylaws, the rules of the New York Stock Exchange and any other requirements applicable to the matters to be voted upon.
Required Vote
Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors.
In order to approve the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending August 31, 2023 (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. As noted above, banks, brokers or other entities holding your shares in “street name” are permitted to vote on this proposal, even if you do not provide any voting instructions.
In order to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will not count in determining the outcome of the vote on this proposal.
Any other business that may properly come before the Meeting, or any adjournment of the Meeting, will be approved if more votes are cast FOR the proposal than are cast AGAINST the proposal. Accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on any such proposal. The Board of Directors is not aware of any other business to be addressed at the Meeting; however, other business may be addressed if it properly comes before the Meeting.
Internet Availability of Proxy Materials
We are pleased to be distributing our proxy materials to shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission (the “SEC”). As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (a “Notice”) about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All shareholders will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our Proxy Statement and the Annual Report are available at www.proxyvote.com.
Cost of Soliciting Proxies
The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation in addition to their regular compensation for such solicitation. Innisfree M&A Incorporated (“Innisfree”) may assist us in the solicitation of proxies and provide us with advice and support related to solicitation. If we engage Innisfree for these services, we do not expect the total costs to us for their services to exceed $20,000.
Voting Procedures
Via the Internet before the Meeting. If you hold your shares directly—that is, not in an account maintained by a bank, broker or other holder of record—then you may vote your shares before the Meeting over the Internet by following the instructions on the Notice or, if you requested a paper copy of the proxy materials, the paper copy of the proxy card that you received. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their votes have been properly recorded. The Notice instructs you how to access and review the Proxy Statement and the Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented. The deadline for Internet voting will be 10:59 p.m., Central Time, on February 2, 2023.
If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions via the Internet depends on the voting process of the bank, broker or other entity through which you hold the shares. Please review the voting instruction form from your bank, broker or other entity through which you hold the shares and complete, sign and return the form you received. You should check your voting instruction form to see if telephone or Internet voting is available to you.
By Telephone. Shareholders who hold their shares directly may vote via telephone using the toll-free number listed on the proxy card. The deadline for telephone voting will be 10:59 p.m., Central Time, on February 2, 2023. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by telephone depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.

By Mail. Shareholders who hold their shares directly can vote by mail by first requesting a paper copy of the proxy materials, which will include a proxy card, by following the procedures set forth in the Notice. A shareholder receiving a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by mail depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
At the Meeting. Shares held directly in your name as the shareholder of record may be voted by you by attending the Meeting via the Internet and voting during the Meeting. Shares held beneficially in “street name” through an account with a bank, broker or other entity may be voted by you at the Meeting only if you obtain a legal proxy from the bank, broker or other entity that holds your shares giving you the right to vote the shares and bring such proxy to the Meeting. To attend and participate in the Meeting, visit www.virtualshareholdermeeting.com/EPAC2023 and enter the 16-digit control number listed on your proxy card or voting instruction form. Please have your notice in hand when you access the website and then follow the instructions.
Shares Held in Plans. Shares held for the accounts of participants in the Company’s 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of the 401(k) Plan. Shares held for the accounts of the participants in the Company’s Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.
Revocation of Proxies
A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, by voting on the Internet after you have given your proxy (only your latest Internet or telephone proxy submitted prior to the Meeting will be counted) or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Please note that any re‑votes by mail or proxy revocations must be received by our Corporate Secretary at Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 prior to the Meeting in order to be effective.
Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor, and FOR the approval, on a non-binding basis, of the compensation of our named executive officers as described in this Proxy Statement and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of nine members. Directors are elected annually for one-year terms. Accordingly, at the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. The Board of Directors has nominated the nine individuals listed below for election as directors at the Meeting. Each of these nominees is presently serving as a director of the Company and, except for Lynn C. Minella, was most recently elected by the shareholders at the Company’s annual meeting held in January 2022. Ms. Minella was elected as a director by the Board of Directors effective upon the adjournment of the Company’s annual meeting of shareholders held in January 2022. The selection of Ms. Minella was the result of a deliberative process undertaken by the Governance and Sustainability Committee, and Ms. Minella was first suggested to the Governance and Sustainability Committee, among other candidates, by the independent executive and director search firm engaged by the Governance and Sustainability Committee to assist in that process.
It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election of the persons named below, unless otherwise instructed by a shareholder in a completed proxy that is timely submitted. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee.
Director Candidate Biographies and Qualifications
The Board has nominated each of the following individuals for election for a one-year term expiring at the annual meeting of shareholders to be held in 2024.

Alfredo Altavilla Former Executive Chairman of Italia Trasporto Aereo S.p.A. INDEPENDENT DIRECTOR Age: 59 Director since: 2018	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit •Compensation Other Directorships within the Last Five Years: •Telecom Italia Mobile S.p.A. •Recordati S.p.A
Mr. Altavilla served as Executive Chairman of Italia Trasporto Aereo S.p.A., a state-owned airline in Italy, from June 2021 until November 2022. His prior executive experience was at Fiat Chrysler, from which he retired in August 2018 after a 29-year career in which he held several senior executive roles, including Chief Operating Officer, Europe, Africa and Middle East; Head of Business Development for Fiat Chrysler Automobiles; and Chief Executive Officer of Iveco, Fiat Chrysler’s trucks and commercial vehicles business. Mr. Altavilla also serves as Senior Advisor to CVC Capital Partners and served as Chairman of Recordati S.p.A., a pharma company listed in Milan and owned by CVC.

Mr. Altavilla brings to the Board extensive operating, business development, new product development and acquisition experience. His expertise in doing business in Europe and the Middle East also provides insights critical to the Board’s oversight of Company operations and growth strategies in those markets.

Judy L. Altmaier Former President of Exmark Manufacturing Co. INDEPENDENT DIRECTOR Age: 61 Director since: 2019	Other Current Public Company Directorships: •Allison Transmission, Inc.	Enerpac Board Committees: •Audit •Compensation Other Directorships within the Last Five Years: •None
Ms. Altmaier served as the President of Exmark Manufacturing Co., a manufacturer of professional turf-care equipment and a subsidiary of The Toro Company (“Toro”), from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, she spent more than 25 years with Eaton Corporation plc (“Eaton”), holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier chairs the Compensation Committee and serves as a member of the Finance Committee of Allison Transmission, Inc.

Ms. Altmaier brings to the Board her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, she brings significant experience in international operations and the execution of growth initiatives.

J. Palmer Clarkson Former President and Chief Executive Officer of Bridgestone HosePower LLC INDEPENDENT DIRECTOR Age: 65 Director since: 2018	Other Current Public Company Directorships: •CNX Resources Corporation	Enerpac Board Committees: •Compensation •Governance and Sustainability Other Directorships within the Last Five Years: •CONSOL Energy Inc.
Mr. Clarkson served as the President and Chief Executive Officer of Bridgestone HosePower LLC, a Florida-based industrial hose service company from 1990 until his retirement in June 2022. Founded by Mr. Clarkson in 1990 and acquired by Bridgestone Hose in 2014, HosePower is the largest U.S.-based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and general industrial applications. Mr. Clarkson is the chair of the Environmental, Safety and Corporate Responsibility Committee and serves on the Compensation and Nominating and Corporate Governance committees of CNX Resources Corporation.

Mr. Clarkson’s areas of expertise include financial and operational management, distribution and dealer channel management, business development and capital allocation. Mr. Clarkson brings a significant understanding of the Company’s tools business and sales channels to the Board as well as strong financial and accounting experience.

Danny L. Cunningham Former Partner and Chief Risk Officer of Deloitte & Touche, LLP INDEPENDENT DIRECTOR Age: 67 Director since: 2016	Other Current Public Company Directorships: •WEC Energy Group, Inc.	Enerpac Board Committees: •Audit, Chair •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Cunningham is a retired Partner and former Chief Risk Officer of Deloitte & Touche, LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. He is a member of the Audit and Oversight Committee of WEC Energy Group, Inc.

Mr. Cunningham possesses expertise in the areas of financial reporting, auditing, accounting and risk management and also brings a strong knowledge of corporate transactions and a global perspective to the Board.

E. James Ferland Former Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. INDEPENDENT DIRECTOR NON-EXECUTIVE CHAIRMAN OF THE BOARD Age: 56 Director since: 2014	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Governance and Sustainability, Chair Other Directorships within the Last Five Years: •Babcock & Wilcox Enterprises, Inc.
Mr. Ferland is the retired Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. He held those positions from July 2015, when B&W was spun-off from the Babcock & Wilcox Company (now known as BWX Technologies, Inc.), until March 2018. Mr. Ferland was Chief Executive Officer of Babcock & Wilcox Company from 2012 through the date of the spin-off. He previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc.

With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company.

Richard D. Holder President and Chief Executive Officer of HZO, Inc. INDEPENDENT DIRECTOR Age: 59 Director since: 2017	Other Current Public Company Directorships: •Armstrong World Industries, Inc.	Enerpac Board Committees: •Audit •Compensation, Chair Other Directorships within the Last Five Years: •NN, Inc.
Mr. Holder currently serves as President and Chief Executive Officer of HZO, Inc., a provider of thin-film nanocoatings for electronics, a role that he has held since February 2021. Prior to HZO, he was President and Chief Executive Officer of NN, Inc., a publicly traded diversified industrial manufacturing company, from June 2013 to September 2019. Prior to joining NN, Inc., Mr. Holder held a variety of leadership positions during his twelve-year tenure at Eaton, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical sector. Prior to joining Eaton, he held leadership roles at US Airways, Allied Signal and Parker Hannifin and served in the U.S. Marine Corps. Mr. Holder also serves on the board of Armstrong World Industries, Inc., a publicly traded manufacturer and designer of ceiling systems for use in the construction and renovation of commercial and residential buildings in the Americas, and on the boards of several private companies.

As a current and former chief executive officer and a seasoned executive with nearly 30 years of international experience across a diverse set of industries and disciplines, Mr. Holder brings to the Board a unique perspective from leading global public companies, along with extensive business, financial and industry experience.

Lynn C. Minella Former Executive Vice President & Chief Human Resources Officer of Johnson Controls International plc INDEPENDENT DIRECTOR Age: 64 Director since: 2022	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Compensation •Governance and Sustainability Other Directorships within the Last Five Years: •Ibstock plc
Ms. Minella is an accomplished human resources executive with more than 40 years of global experience across a diverse set of industries. She served as Executive Vice President and Chief Human Resources Officer of Johnson Controls International plc from June 2017 until her retirement in December 2021. Prior to joining Johnson Controls, she served as Group Human Resources Director at BAE Systems plc from June 2012 to June 2017. Prior to BAE Systems, she was with Air Products and Chemicals, Inc. from 2004 until 2012 where she was the Senior Vice President of Human Resources and Communications. Earlier in her career she also held a variety of human resources roles of increasing responsibility at International Business Machines Corporation. Ms. Minella has a Bachelor of Science degree in Industrial and Labor Relations from Cornell University.

Ms. Minella brings extensive global experience in human resources management and human capital development across hardware and software development, services, and industrial and manufacturing organizations. Her experience includes talent acquisition and development, diversity and inclusion, compensation management, succession planning and onboarding executive talent. She brings a firm understanding of corporate governance matters based both on her prior experience as an executive officer of a public reporting company and as a director of an international FTSE public company.

Sidney S. Simmons Corporate Attorney INDEPENDENT DIRECTOR Age: 64 Director since: 2018	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Simmons is a seasoned corporate attorney with over 35 years of experience. He provides legal counseling to a range of corporate clients, assisting them, with mergers and acquisitions, business planning and structuring, and negotiating and implementing complex business transactions, among other matters. He has a long history of volunteer service with various national and local organizations, some of which include serving as a trustee for Catholic Charities USA and as Chairman of the Board of Directors of St. Vincent’s Health System, Inc., in Jacksonville, Florida.

In addition to his deep and broad knowledge and his experience in executing commercial transactions, he brings experience in corporate governance and legal and regulatory compliance to the Board’s deliberations as well as experience in recruiting and retaining executive talent.

Paul E. Sternlieb President and Chief Executive Officer, Enerpac Tool Group Corp. MANAGEMENT Age: 50 Director since: 2021	Other Current Public Company Directorships: •None	Enerpac Board Committees: •None Other Directorships within the Last Five Years: •None
Mr. Sternlieb was appointed President and Chief Executive Officer of the Company and a member of the Board effective October 2021. He joined Enerpac from John Bean Technologies Corporation (“JBT”), where he served since October 2017 as Executive Vice President and President of its Protein business. Prior to joining JBT, Mr. Sternlieb was Group President, Global Cooking in the Food Equipment Group at Illinois Tool Works Inc. from 2014 to 2017 and a Vice President and General Manager with Danaher Corporation from 2011 to 2014. Earlier in his career, he also held management roles with H.J. Heinz Company and was a consultant with McKinsey & Company. He holds an M.B.A. from, and was a Palmer Scholar at, the Wharton School and dual undergraduate degrees in Economics and Computer Science from the Jerome Fisher Program in Management & Technology at the University of Pennsylvania.

Mr. Sternlieb brings extensive operational and international experience to the Company and Board and has an established record of using a systematic approach to delivering growth and margin expansion at industrial businesses.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NINE NOMINEES.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2022 and the effectiveness of our internal control over financial reporting as of August 31, 2022. The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, to audit the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending August 31, 2023. Shareholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor is not required by the Company’s bylaws, but the Audit Committee is submitting the appointment of Ernst & Young LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
PricewaterhouseCoopers LLP served as the Company’s independent auditors for the fiscal years ended August 31, 2020 and 2019 and audited the consolidated financial statements of the Company for the fiscal years then ended. The Audit Committee conducted a process with multiple firms to determine the Company’s independent registered public accounting firm for the fiscal year ended August 31, 2021. As a result of this process, on November 16, 2020, the Audit Committee dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ended August 31, 2021. The audit reports of PricewaterhouseCoopers LLP on the Company's consolidated financial statements as of and for the fiscal year ended August 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended August 31, 2020 and 2019 and in the subsequent interim period through November 16, 2020, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) of the rules and regulations of the Securities and Exchange Commission and the related instructions) with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of such disagreements in their reports on the consolidated financial statements. During the fiscal year ended August 31, 2020 and in the subsequent interim period through November 16, 2020, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee approved the appointment of Ernst & Young LLP as the Company’s new independent registered public accounting firm for the year ended August 31, 2021, and Ernst & Young LLP accepted appointment as the Company's independent registered public accounting firm for the year ended August 31, 2021 on November 18, 2020. During the fiscal years ended August 31, 2020 and 2019 and in the subsequent interim period through November 18, 2020, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee is solely responsible for retaining or terminating the Company’s independent auditors. A representative of Ernst & Young LLP is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of the executive officers named in the Summary Compensation Table included in this Proxy Statement (the “Named Executive Officers” or “NEOs”), as disclosed in the Executive Compensation section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. The Compensation Committee has overseen the development and implementation of our executive compensation programs, which are designed to drive long-term success and increase shareholder value. We utilize our executive compensation programs to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on several guiding principles, which we believe emphasize a pay-for-performance philosophy, reflect market practice and incentivize both short-term and long-term performance while discouraging excessive risk-taking:
•Executive compensation is aligned with our overall business strategy of driving growth opportunities; improving operating metrics; focusing on sales growth, margin expansion, earnings, cash flow generation and return on invested capital; and promoting a values-driven business culture that emphasizes respect for all employees, inclusion, safety and ethical behavior.
•Base pay levels and incentive compensation opportunities provide an appropriate mix of compensation elements, are aligned with each executive’s role and responsibilities and are regularly benchmarked to market practice for peer companies.
•Key executives responsible for establishing and executing our business strategy have incentive compensation opportunities that align with both annual commitments to investors and long-term shareholder value creation. The annual bonus program, performance equity awards, a compensation clawback policy, stock ownership requirements, an anti-hedging policy and multi-year vesting periods on equity awards are important components of that alignment.
•Signing bonuses and initial equity awards are offered to attract executive talent to join the Company in senior executive positions.
•Equity awards represent a significant portion of compensation for key executives to provide long-term retention incentives, with at least 50% of target annual equity awards vesting based on achievement of performance goals (for Mr. Sternlieb, the proportion was 55%).
•Our overall compensation targets, not including initial awards to attract executive talent to join the Company, reflect our intent to pay executive Total Direct Compensation (base salary, annual bonus opportunity and the value of share-based awards) at approximately the 50th percentile of pay for our peer group, but the Compensation Committee retains discretion to consider factors such as individual performance, tenure, experience and responsibility to ensure an executive’s compensation is competitively positioned and thereby to attract and retain top talent reflective of our communities, industry, customers and values.
We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2022, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A common stock, by the directors, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the Company’s current executive officers and directors as a group. Information with respect to the beneficial ownership of former executive officers is presented as of the date of the respective former executive officer's termination of service.

Beneficial Owner (1)	Amount and Nature		Percent of Class
More Than Five Percent Shareholders:
BlackRock Institutional Trust Company, N.A. 55 East 52nd Street New York, New York 10055	8,883,900	(2)	15.6%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,337,846	(2)	11.1%
T. Rowe Price Investment Management, Inc. 101 East Pratt Street Baltimore, Maryland 21202	6,150,425	(2)	10.8%
Clarkston Capital Partners, LLC 91 West Long Lake Road Bloomfield Hills, Michigan 48304	5,057,859	(2)	8.9%
Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, New York 10022	3,872,245	(2)	6.8%

Current Officers and Directors:
Alfredo Altavilla, Director	18,073		*
Judy L. Altmaier, Director	9,395		*
Barbara G. Bolens, Executive Vice President and Chief Strategy Officer	31,121	(3)	*
J. Palmer Clarkson, Director	26,706	(4)	*
Anthony P. Colucci, Executive Vice President and Chief Financial Officer	—	(5)	*
Danny L. Cunningham, Director	47,482	(6)	*
E. James Ferland, Non-Executive Chair of the Board of Directors	76,794	(7)	*
Richard D. Holder, Director	23,618		*
Lynn C. Minella, Director	2,067	(8)	*
Sidney S. Simmons, Director	30,668	(9)	*
Paul E. Sternlieb, Director, President and Chief Executive Officer	140,777	(10)	*
Benjamin J. Topercer, Executive Vice President and Chief Human Resources Officer	—	(11)	*
Scott M. Vuchetich, Executive Vice President, Marketing and President- Americas	—	(12)	*

Former Officers:
Randal W. Baker, Former President and Chief Executive Officer	424,762	(13)	*
Rick T. Dillon, Former Executive Vice President and Chief Financial Officer	121,139	(14)	*
Bryan R. Johnson, Former Vice President of Finance and Principal Accounting	14,410	(15)	*
Fabrizio Rasetti, Former Executive Vice President, General Counsel and Secretary	47,211	(16)	*
John Jeffrey Schmaling, Former Executive Vice President and Chief Operating Officer	67,383	(17)	*

All Directors and Current Executive Officers as a group (15 persons)	408,842	(18)	*

*	Less than 1%.

(1)Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.
(2)Such information is as of September 30, 2022 and is based on information reported as of that date in Schedule 13F filings with the SEC made by persons that had previously filed reports with the SEC on Schedule 13G or Schedule 13D with respect to beneficial ownership of the Company’s Class A common stock.
(3)Includes 2,349 shares issuable under restricted stock units scheduled to vest within 60 days after October 15, 2022.
(4)Includes 8,919 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(5)Mr. Colucci was appointed Executive Vice President and Chief Financial Officer effective on May 30, 2022.

(6)Includes 2,930 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2022. Includes 20,522 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(7)Includes 11,029 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2022. Also includes 9,987 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(8)Includes 2,067 phantom stock units held in the Outside Directors Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service. Ms. Minella was elected as a director effective on January 25, 2022.
(9)Includes 12,881 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(10)Mr. Sternlieb was elected as a director and appointed as President and Chief Executive Officer effective on October 8, 2021.
(11)Mr. Topercer was appointed as Executive Vice President and Chief Human Resources Officer effective on February 14, 2022.
(12)Mr. Vuchetich was appointed as Executive Vice President, Marketing and President-Americas effective on December 21, 2021.
(13)Includes 23 shares held in the 401(k) Plan. Also includes 193,571 shares issuable pursuant to exercisable options. Mr. Baker retired as a director and as the Company’s President and Chief Executive Officer on October 8, 2021. Shares reported as beneficially owned by Mr. Baker are as of October 8, 2021 and include 121,667 restricted stock units that were subject to accelerated vesting upon his departure.
(14)Includes 1,152 shares held in the 401(k) Plan. Also includes 35,070 shares issuable pursuant to exercisable options. Mr. Dillon ceased serving as Executive Vice President and Chief Financial Officer on April 30, 2022. Shares reported as beneficially owned by Mr. Dillon are as of the date immediately prior to the date he ceased serving as an executive officer of the Company and include 34,562 restricted stock units that were subject to accelerated vesting upon his departure.
(15)Mr. Johnson departed from the Company effective November 1, 2022. Includes 1,623 shares issuable under restricted stock units scheduled to vest within 60 days after October 15, 2022. Mr. Johnson, the Company’s former Vice President of Finance and Principal Accounting Officer, also served as Interim Principal Financial Officer from April 30, 2022 to May 30, 2022.
(16)Mr. Rasetti ceased serving as Executive Vice President, General Counsel and Secretary on December 10, 2021. Shares reported as beneficially owned by Mr. Rasetti are as of the date immediately prior to the date he ceased serving as an executive officer of the Company and include 24,063 restricted stock units that were subject to accelerated vesting upon his departure.
(17)Mr. Schmaling ceased serving as Executive Vice President and Chief Operating Officer on December 10, 2021. Shares reported as beneficially owned by Mr. Schmaling are as of the date immediately prior to the date he ceased serving as an executive officer of the Company and include 31,640 restricted stock units that were subject to accelerated vesting upon his departure.
(18)Includes 13,959 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2022 and 2,349 shares issuable under restricted stock units scheduled to vest within 60 days after October 15, 2022. Also includes 57,732 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Such beneficial ownership information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS
Board Election and Leadership Structure
Directors are elected at each annual meeting to serve for a one-year term. Directors are elected by a plurality vote. In July 2021, the Board revised our Corporate Governance Guidelines to provide for a mandatory retirement age of directors, specifying that no director after attaining the age of 72 will be nominated for re-election.
The Board elects a Chair each year. The positions of Chair of the Board and Chief Executive Officer are separated between Mr. Ferland and Mr. Sternlieb. This allows our CEO, Mr. Sternlieb, to focus on the day-to-day business operations, while the Chair leads our Board in providing strategic direction, oversight and advice to management. The Board does not have a fixed policy regarding whether to have an executive or non-executive Chair and retains the authority to modify this leadership structure as appropriate to best address the Company’s circumstances and advance the interests of all shareholders.
The Board Chair’s responsibilities include presiding over executive sessions of the independent directors, liaising between the Chief Executive Officer and independent directors, consulting with the Chief Executive Officer as to appropriate scheduling and agendas of meetings of the Board, serving as the principal conduit for communications directed from shareholders to employees and the non-employee directors, and leading the annual assessment of Board and committee performance.
Board Committees, Charters, Functions and Meetings
The Board has three standing committees— the Audit Committee, the Governance and Sustainability Committee and the Compensation Committee—each of which has a charter. The Board appoints the members of these committees after considering the recommendations of the Governance and Sustainability Committee. There were ten meetings of the Board during the fiscal year ended August 31, 2022 (“fiscal 2022”). All members of the Board serving during fiscal 2022 attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served which were held during the respective director’s period of service. The Company has no formal policy with respect to the attendance of the directors at the Company’s annual meeting of shareholders. All of the directors, including Ms. Minella who was elected as a director effective upon the adjournment of the 2022 annual meeting of shareholders, attended the 2022 annual meeting of shareholders.

Current Board committee membership and functions appear in the following table.

Committees	Committee Functions
AUDIT Danny L. Cunningham, Chair Alfredo Altavilla Judy L. Altmaier Richard D. Holder Sidney S. Simmons Fiscal 2022 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices
• Provides oversight of cyber and information security risks and legal and regulatory compliance
• Oversees the preparation of the Company's financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
GOVERNANCE AND SUSTAINABILITY E. James Ferland, Chair J. Palmer Clarkson Danny L. Cunningham Lynn C. Minella Sidney S. Simmons Fiscal 2022 Meetings—4	• Responsible for assessing the mix of skills and experiences of the members of the Board and for evaluating and nominating prospective members to serve on the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Provides oversight of the Company's corporate responsibility, including environmental, social and diversity initiatives
• Oversees the annual self-evaluations of the Board and its committees, including the performance and contributions of individual directors
• Conducts an annual evaluation of the performance of the Governance and Sustainability Committee
COMPENSATION Richard D. Holder, Chair Alfredo Altavilla Judy L. Altmaier J. Palmer Clarkson Lynn C. Minella Fiscal 2022 Meetings—5	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation
• Administers and establishes performance objectives for the Company's annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members
• Conducts an annual evaluation of the performance of the Compensation Committee

Executive Sessions of Non-Management Directors
The non-executive directors of the Board regularly meet in the absence of management. Mr. Ferland, the Board Chair, presides at these sessions.
Independence of Directors; Financial Expertise of Audit Committee
The Board has determined that each of Ms. Altmaier, Ms. Minella and Messrs. Altavilla, Clarkson, Cunningham, Ferland, Holder and Simmons (i) is independent within the definitions contained in the current New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other material relationship with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE and each of Mr. Cunningham, Mr. Holder and Ms. Altmaier qualifies as an “audit committee financial expert” as defined by the SEC.
Key Areas of Board Oversight
The Board oversees management’s establishment and execution of the Company’s strategy and operational priorities, capital allocation, governance framework, human capital management and enterprise-wide risk management, which are designed to support long-term organizational performance, ensure alignment with stakeholder expectations and enhance shareholder value. While the Board has the ultimate oversight responsibility for these matters, its committees assist it with certain areas of oversight. The Audit

Committee focuses on legal, compliance, information security and cybersecurity, and financial risks (including internal controls). The Compensation Committee focuses on compensation and human capital risks and management. The Governance and Sustainability Committee supports the Board’s oversight of corporate governance, sustainability, and environmental, health and safety risks and practices.
Corporate Governance
The Board has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”). The Guidelines provide that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Governance and Sustainability Committee of the Board monitors and oversees the application of the Guidelines and annually recommends to the Board any changes to the Guidelines and the Company’s governance practices. Each committee has a written charter that is approved by the Board and annually evaluated by the Governance and Sustainability Committee.
Compliance and Integrity
The Board has adopted the Company’s Code of Conduct (“Code of Conduct”), which is called “The Tools for Doing What’s Right.” The Code of Conduct sets out the Company’s commitment to values-based business behavior and each officer’s, director’s and employee’s individual responsibility for ensuring they and other Company representatives adhere to high ethical standards and always act in the best interests of the Company and its stakeholders. The Company also has a Code of Ethics Applicable to Senior Finance Executives (“Code of Financial Ethics”), which applies to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, or persons performing similar functions. The Code of Conduct and Code of Financial Ethics are reviewed annually by the Governance and Sustainability Committee. In addition, the Audit Committee reviews the actions management is taking to maintain an ethical culture, including how management promotes an environment in which employees can raise ethical concerns without fear of retaliation, and, at its quarterly meetings, is informed of all compliance concerns submitted to management and the Company’s Ethics Hotline.
The Company has adopted a Supplier Code of Conduct, which outlines our expectation that suppliers demonstrate the highest standards of business conduct, integrity and adherence to the law. The Supplier Code of Conduct applies to suppliers, vendors, consultants, contractors and other third parties and provides specific guidance regarding suppliers’ responsibilities to comply with all applicable laws and regulations, inform the Company of concerns and operate responsibly with respect to the Company’s standards for anticorruption, the environment, social and human rights, and other matters.
Strategy
Elements of the Company’s strategy are discussed at every regularly scheduled Board meeting. At these reviews, the Board and management discuss operational and strategic priorities, conditions and trends in the Company’s markets, and short-term and longer-term challenges to the achievement of the Company’s objectives. The Board also regularly discusses investor feedback and expectations, capital allocation plans, the Company’s acquisition pipeline, and management’s multi-year plans for organic and inorganic growth, including opportunities in vertical markets the business serves and those into which it is positioned to expand.
Board Oversight of Enterprise Risks
The Company’s executive leadership and senior leadership team are responsible for executing the Company’s enterprise-risk-management program, which is coordinated by the internal audit function and the Company’s management executive committee. The program is implemented through quarterly management reviews of strategic, financial, operational, human capital, legal and other risks with key operational and functional personnel globally and of the efficacy of mitigation actions being pursued for each risk. The Board is responsible for oversight of the Company’s overall risk management framework and, at least annually, conducts a focused review of the Company’s most significant risks and the policies and practices implemented to mitigate those risks. In addition, throughout the year, the Board and its committees have detailed discussions with management of specific risk areas and mitigation processes.
Oversight of Cybersecurity Risk
The Audit Committee provides oversight of management’s efforts to mitigate cybersecurity risk and respond to cyber incidents, which include assistance from third-party experts to test and enhance the efficacy of the Company’s cybersecurity processes in accordance with the latest security protocols. The Audit Committee engages in a comprehensive annual overview of the Company’s cybersecurity framework but also receives briefings from management throughout the year on cybersecurity matters, emerging risks and the steps being taken to address these risks. Management processes to mitigate cybersecurity risks, and related reports to the Audit Committee, include simulations and plans for how to respond to cybersecurity incidents, should they occur, and comply with legal and regulatory requirements in such circumstances. All employees and others with access to company information systems receive comprehensive and periodic training on data and cybersecurity security practices, including regular training on how to spot fraudulent and phishing emails.

Executive Compensation
In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, recommendations from shareholders and proxy advisory firms, whether the Company’s compensation programs reward executives for performance and whether the programs encourage unnecessary or excessive risk taking. The Compensation Committee annually performs a compensation risk assessment, including a review of material incentive and sales compensation plans. The Compensation Committee, with assistance from an independent compensation consultant, has overseen the implementation of several mitigating factors to help reduce the likelihood of undue risk taking related to compensation arrangements, including, but not limited to, the use of various measures (such as core sales, earnings, profit margin performance relative to revenue changes, total shareholder return (“TSR”), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, restricted stock units and performance shares), executive stock ownership guidelines that help align incentives with long-term company stock price appreciation, a clawback policy and anti-hedging policy. The Compensation Committee and Board believe that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not likely to promote other behavior that could result in a material adverse event for the Company.
Environmental Sustainability
The Governance and Sustainability Committee oversees the execution of the Company’s environmental sustainability strategy, which reflects the Company’s commitment to operating sustainably, innovating for the environment and assisting in the global transition to clean energy, and supporting global efforts to reduce greenhouse gas emissions. Energy efficiency is embedded in our new product development (“NPD”) strategy and practices, and our Centers of Excellence challenge themselves to regularly deliver innovative solutions tailored to the exacting demands of our customers for more energy-efficient, electric and sustainable products. Examples of our products that are supporting the shift to renewable energy sources are our specialized tools to build and maintain wind turbines. Other product innovations reflect our commitment to energy efficiency and reduced environmental impacts, such as the expansion of our lines of battery-powered tools, use of recycled materials in our new pump designs and size and weight reductions on many new product designs.
Our commitment to the environment and to supporting efforts to combat climate change also extends to how we run our operations. We have implemented an environmental management system to monitor and manage the environmental impacts of our operations, ensure compliance with relevant regulations and continuously execute on opportunities to reduce waste. We strongly believe that taking all necessary steps to protect the communities in which we operate from environmental harm is a moral imperative. We also have launched programs to conduct energy efficiency assessments at all our locations globally with the objective of reducing electricity and natural gas consumption across our operations as well as improving our waste recycling practices and reducing waste that our facilities send to landfills. Additional information on our environmental sustainability program may be found at www.enerpactoolgroup.com/sustainability/.
Diversity and Inclusion
Our senior leadership team and management at all levels are dedicated to creating a culture of inclusion and belonging and a workplace where all employees can thrive and do their best work, and senior management reports to the Board on the Company’s progress on a regular basis. Over the past year, we have significantly enhanced our focus on Diversity, Equity & Inclusion ("DE&I") objectives and have incorporated them into our core strategy. Our DE&I objectives include: (i) a focus on our culture, (ii) supporting education for disadvantaged groups in our communities, and (iii) broadening our recruiting efforts to reach and attract more diverse employees. Because of the strategic importance of DE&I, and to ensure it is embedded into our strategy, DE&I initiatives are under the responsibility of our Chief Human Resource Officer. To date, as part of our strategy execution, we have engaged a third-party consulting firm to assist in executing our priorities, created DE&I councils in our four operating regions, and formed the Women of Enerpac, our first employee resource group. We have also implemented psychological safety training. Our DE&I initiatives have strong ties to the broader organization to ensure we are successful in achieving our goals.
We also believe diversity at the executive and Board level is key to the long-term success of the Company and the promotion of diversity and inclusion in our workplace. We believe that valuing diversity as part of our core strategy will provide great opportunity to Enerpac to attract and retain talent, benefit from diverse points of view and ultimately assist in achieving our goals to drive shareholder value creation.
Human Capital Management
Our human capital management strategy and practices are generally overseen by our Board with assistance from its Compensation Committee and Governance and Sustainability Committee. Our strategy is for Enerpac to be considered an employer of choice, and our initiatives and programs are predicated on making this objective a reality.
The talent and skills of our workforce are critical to our future success and ability to deliver shareholder value. Our development framework starts with robust performance management. Together with their leaders, employees establish annual goals and objectives that clearly align with our organizational commitments. We monitor progress throughout the year, with candid and frequent dialogue encouraged along the way. Annually, our senior leadership team reviews the skills and roles we require to execute our corporate strategy and to identify development opportunities for our emerging talent and perform succession planning. We promote a longer-term view by inviting employees to work with leaders to create their own, unique individual development plans. Training programs in many different modalities are available for all levels throughout Enerpac, addressing a wide variety of skills and competencies, both general and technical. We believe in coaching and the sharing of perspectives and facilitate mentorship opportunities for the benefit of our workforce. We are committed to devoting the time, resources and planning necessary to maximize the potential of our employees.
We offer competitive compensation and benefits tailored to the geographical markets and industries in which we operate. In the U.S., employees who work more than 30 hours per week are eligible for comprehensive benefits, including paid time off, healthcare (health, dental, and vision), short- and long-term disability, life and accidental disability insurance, a 401(k) retirement plan with a Company match, access to our Employee Assistance Program, an annual bonus program with broad participation, equity incentive programs, an Employee Stock Ownership Plan that allows employees to buy company shares at a discount, flexible work arrangements and up to 12 weeks of maternity leave. We also offer tuition reimbursement of up to $3,500 annually for undergraduate programs and $5,000 annually for graduate programs for all U.S. full-time employees and $1,000 annually for part-time employees who work more than 20 hours per month, with the amounts for undergraduate and graduate programs increasing to $5,250 and $7,500, respectively, beginning on January 1, 2023. We continue to evaluate enhancements to our compensation and benefit programs at all locations to ensure we remain competitive and meet the needs of our employees. Consistent with this desire, we have enhanced or added several benefits for our U.S. employees beginning in calendar 2023, including expanded paid parental leave, adoption assistance, medical coverage for select fertility treatments and expanded short-term disability benefits for hourly employees.
Employee Safety
The safety, health, and well-being of our employees, contractors, and visitors at our sites globally is our top priority and a principle that is deeply embedded in our culture. Our health, safety, security, environment, and quality (“HSSEQ”) programs are fully embraced by our leaders and employees at all levels and translate into an enterprise-wide mandate to provide healthy, safe and productive work environments and deliver high standards of safety and quality in products, services and solutions for our customers and end-users. At the heart of our HSSEQ efforts is a desire to foster a culture of continuous improvement and employee empowerment through training, frequent and constructive management engagement, a risk-based evaluation of business activities and behaviors, and the deployment of programs and resources to mitigate those risks. We continually track and report our performance, including through reviews of incidents, near-misses, and quality issues, and management accountability and discussion of these improvement opportunities is a cornerstone of all business reviews.
Director Selection Procedures
The Governance and Sustainability Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Company’s annual meeting of shareholders. The Governance and Sustainability Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.
Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although it does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.Our Governance and Sustainability Committee believes it is important to refresh the Board’s membership and skills by adding new directors from time to time. The Board currently includes two directors who identify as female and one director who identifies as Black.
The Governance and Sustainability Committee’s objective is to assemble and maintain a Board that provides an optimized mix of skills, experience and perspectives to provide oversight and strategic guidance and maximize shareholder value in the context of the Company’s current or expected circumstances. In evaluating director nominees, the Governance and Sustainability Committee considers a range of factors and circumstances, including the following:
•the strategic objectives and needs of the Company with respect to the particular talents and experience of its directors;
•the knowledge, skills and experience of nominees, including operational, leadership and board experience;
•familiarity with the Company’s markets, including international business experience;
•financial literacy and expertise with accounting rules and practices;
•the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and
•the appropriate size of the Company’s Board.
The Governance and Sustainability Committee also may consider such other factors in addition to the foregoing as it deems are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on other boards as a factor in the director selection process and requires that all directors be able to devote sufficient time to fulfill their duties to the Company’s Board and committees.
The Governance and Sustainability Committee believes it is appropriate that at least one, and preferably several, members of the Board meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Governance and Sustainability Committee also believes it is appropriate for the Chief Executive Officer and potentially other members of the Company’s management to serve on the Board.
The Governance and Sustainability Committee identifies nominees for election to the Board by, among other considerations, evaluating the skills of the current members of the Board, their performance and contributions to deliberations, their tenure on the Board and other relevant circumstances. Current members of the Board with skills and experience to support the Company’s needs and strategic priorities and who are willing to continue to serve as directors generally are nominated for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. From time to time, the Governance and Sustainability Committee will determine to add new directors to the Board to enhance its capabilities, with such new directors being identified by a variety of means, including based on the recommendation of shareholders or existing directors or with the assistance of third-party recruiters to identify and evaluate the qualifications of candidates satisfying the Board’s criteria for new directors.
Summary of Director Skills, Competencies and Attributes
A summary of Board governance considerations and each director’s experience and skills follows:

Altavilla	Altmaier	Clarkson	Cunningham	Ferland	Holder	Minella	Simmons	Sternlieb
Years on the Board of Directors	4.8	3.3	4.8	6.8	8.4	5.8	0.9	4.8	1.3
Independent Director	✓	✓	✓	✓	✓	✓	✓	✓	
Financially Literate	✓	✓	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expert		✓		✓	✓	✓			
Governance and Board Experience	✓	✓	✓	✓	✓	✓	✓		
CEO and Leadership	✓				✓	✓			✓
Operations, Manufacturing and Logistics	✓	✓			✓	✓			✓
Finance, Capital Markets and Accounting	✓	✓	✓	✓	✓	✓			✓
Sales, Marketing and Brand Management	✓	✓	✓			✓			✓
Innovation and New Product Development		✓			✓	✓			✓
Strategy Development and M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Business	✓	✓	✓	✓	✓	✓	✓		✓
Cybersecurity and Data Privacy			✓	✓		✓			
Risk Management	✓	✓		✓		✓	✓	✓	✓
Human Resources, Compensation and Benefits	✓	✓			✓	✓	✓		
Legal and Regulatory				✓	✓			✓

Director Resignation Policy
In order to ensure appropriate representation on the Board, the Governance and Sustainability Committee has adopted a policy regarding resignation from the Board if directors retire from or otherwise cease to be employed at their principal occupation as of the time the director was last elected to the Board. Upon such a material change in a director’s position, a director shall offer his or her resignation as a director to the Governance and Sustainability Committee, which will accept or reject the resignation offer after considering the best interests of the Company and its shareholders.
Communications with Directors
Shareholders and other interested parties who want to communicate with the Board, the non-employee directors as a group, or any individual director can write to: Enerpac Tool Group Corp., Attention: Chair of the Board of Directors, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate whether you are a shareholder. Depending on the subject matter, management will:
•forward the communication to the director or directors to whom it is addressed;
•attempt to handle the inquiry directly, for example, where it is a request for information about the Company; or
•not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Certain Relationships and Related Person Transactions
The Corporate Governance Guidelines and Code of Conduct document the Company’s policies regarding conflicts of interest and related-party transactions. Under these policies, any related party transaction or potential conflict of interest involving an executive officer, director or 5% shareholder is reviewed by legal counsel and referred to the Governance and Sustainability Committee for final resolution.
The Company is not aware of being party to any transaction during fiscal 2022 in which an executive officer, director or 5% shareholder had a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
During fiscal 2022, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship disclosable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2022, no executive officer of the Company served as:
•a member of the compensation committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee of the Board; or
•director of any other entity, one of whose executive officers served on our Compensation Committee.
Information Available Upon Request
Copies of the charters of the Audit Committee, Governance and Sustainability Committee and Compensation Committee, the Corporate Governance Guidelines, the Code of Conduct and the Code of Financial Ethics are available on the Corporate Governance section of the Company’s website at www.enerpactoolgroup.com. They also may be obtained, free of charge, upon written request directed to our Executive Vice President, General Counsel & Secretary, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal control over financial reporting; (ii) the performance of the internal audit function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the Audit Committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm, the evaluation of its qualifications, independence and performance, and the approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for planning or conducting audits or for any determination that the Company's financial statements are complete and accurate or presented in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and financial position and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Additionally, the Audit Committee has done, among other things, the following:
•discussed with Ernst & Young LLP the overall scope and plans for its audit;
•met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;
•reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2022 with the Company’s management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.
Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022.
No member of the Audit Committee is employed by, or has any other material relationship with, the Company. The Board of Directors has determined that at least one member of the Audit Committee qualifies as an "audit committee financial expert" under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

October 24, 2022

THE AUDIT COMMITTEE

Danny L. Cunningham, Chair
Alfredo Altavilla
Judy L. Altmaier
Richard D. Holder
Sidney S. Simmons

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy provides information regarding the compensation program for our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers serving at August 31, 2022, the individual who served as our Chief Executive Officer during fiscal 2022 who retired from that role on October 8, 2021, the individual who served as our Chief Financial Officer during fiscal 2022 who ceased serving in that role on April 30, 2022, the individual who served as Interim Principal Financial Officer from April 30, 2022 until May 30, 2022, and two additional individuals who were the Company’s other most highly compensated executive officers during fiscal 2022 (other than the individuals serving as the Chief Executive Officer or Chief Financial Officer), but were no longer serving as executive officers at August 31, 2022. These individuals are collectively referred to as the Named Executive Officers (“NEOs”). The NEOs for fiscal 2022 are as follows:
Current Officers:
•Paul E. Sternlieb, President and Chief Executive Officer;
•Anthony P. Colucci, Executive Vice President and Chief Financial Officer;
•Barbara G. Bolens, Executive Vice President and Chief Strategy Officer;
•Benjamin J. Topercer, Executive Vice President and Chief Human Resources Officer; and
•Scott M. Vuchetich, Executive Vice President, Marketing and President-Americas.
Former Officers
•Randal W. Baker, former President and Chief Executive Officer;
•Rick T. Dillon, former Executive Vice President and Chief Financial Officer;
•Bryan R. Johnson, former Vice President of Finance and Principal Accounting Officer (and former Interim Principal Financial Officer);
•John Jeffrey Schmaling, former Executive Vice President and Chief Operating Officer; and
•Fabrizio Rasetti, former Executive Vice President, General Counsel and Secretary.
Executive Summary
The Company is committed to developing and implementing an executive compensation program that directly aligns the interests of the NEOs with the long-term interests of shareholders. With this goal in mind, the Compensation Committee of the Board of Directors (referred to in this section of the Proxy Statement as " the Committee") has developed an executive compensation program that is designed to:
•attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead an industrial company;
•embrace our values, including for us to reflect the diversity of our communities, industry and customers;
•motivate executives to demonstrate exceptional personal performance and consistently perform at or above expected levels during different business cycles; and
•provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.
In fiscal 2022, we replaced almost all of our executive management team. Of the five NEOs who are current officers of the Company, each of Mr. Sternlieb (our Chief Executive Officer), Mr. Colucci (our Chief Financial Officer), Mr. Topercer and Mr. Vuchetich joined the Company in fiscal 2022. This change in our executive management team was deliberate, as the Board of Directors sought new perspectives from management to transform the Company. These efforts led to the ASCEND transformation program (“ASCEND”) announced in March 2022. ASCEND’s key initiatives include accelerating organic growth go-to-market strategies, improving operational excellence and production efficiency by utilizing a Lean approach, and driving greater efficiency and productivity in selling, general and administrative expense by better leveraging resources to create a more efficient and agile organization. The Company expects that implementation of ASCEND will deliver an incremental $40-$50 million of annual operating profit, with the full run rate of operating profit expected to be reflected in the Company’s results as it exits fiscal 2024.
In connection with the recruitment of Mr. Sternlieb, Mr. Colucci, Mr. Topercer and Mr. Vuchetich, the Company offered compensation packages that included signing bonuses, initial equity awards and certain other benefits effective upon joining the Company, including a minimum annual bonus amount for Mr. Sternlieb for fiscal 2022 which was a critical component in his recruitment. These signing bonuses, initial equity awards and other benefits were necessary to attract these new executives to leave their prior employment in light of their forfeiture of compensation and awards from prior employers as a result of them joining the Company. As described in more detail in the following pages, these signing bonuses and initial equity awards were structured to provide a retention incentive, with the equity awards vesting over time subject to continued employment and some or all of the signing bonuses to be repaid by the NEOs who received them if the NEO voluntarily terminates employment prior to specified anniversaries of the commencement of employment other than for “Good Reason.”

More than half of Mr. Sternlieb’s total compensation, and more than a third of these other NEO’s average total compensation, in fiscal 2022 as reported in the Summary Compensation Table appearing on page 34 was attributable to these signing bonuses, initial equity awards and, for Mr. Sternlieb, the guaranteed minimum bonus. The Committee does not anticipate awarding any signing bonus or guarantying payment of minimum bonus amounts, or making equity awards at a level similar to these initial equity awards, to these executives in the future. Accordingly, the fiscal 2022 total compensation of Mr. Sternlieb and the other NEOs who joined the Company in fiscal 2022 as reported in the Summary Compensation Table is not indicative of the total compensation levels of these executives anticipated by the Committee going forward.
In connection with the changes in executive management, the Company entered into agreements with Mr. Baker and Mr. Dillon, the Company’s former Chief Executive Officer and Chief Financial Officer, respectively, in connection with their respective separation of employment to facilitate the transition of their respective responsibilities to the new executive team. The Committee and the Board of Directors approved these agreements as being necessary to effect an appropriate transition of these important responsibilities. In addition, because the departures of Mr. Schmaling and Mr. Rasetti were not for cause, each of these former officers were entitled to benefits under our Senior Officer Severance Plan (the “Senior Officer Severance Plan”). The Company maintains the Senior Officer Severance Plan as a necessary component of the executive officer compensation program to provide increased certainty for the covered executive officers and the Company in the event of a severance, which assists the Company with the retention and recruitment of key executives. The bulk of the total compensation for fiscal 2022 as reported in the Summary Compensation Table for Mr. Baker and Mr. Dillon is attributable to the benefits under their respective separation agreements and for Mr. Schmaling and Mr. Rasetti is attributable to the benefits under the Senior Officer Severance Plan. The agreements with Mr. Baker and Mr. Dillon and the Senior Officer Severance Plan are described in more detail in the following pages.
The Committee remains committed to linking executive compensation to performance metrics that align the interests of the NEOs with the long-term interests of shareholders. By recruiting talented and experienced executive officers to join the Company and providing them with compensation that incentivizes both retention and driving Company performance, the Committee is focused on improving shareholder value.
Compensation Decisions in Connection with Recruiting New Executive Officers
In connection with the recruitment of Mr. Sternlieb, Mr. Colucci, Mr. Topercer and Mr. Vuchetich, each of whom joined the Company in fiscal 2022, the Company offered incentive packages that included signing bonuses, initial equity awards and certain other benefits effective upon joining the Company. As a result of these one-time awards offered to incentivize these NEOs to join the Company, the compensation of these individuals in fiscal 2022 reflects payments that are not be indicative of the anticipated future compensation payable to these NEOs.
The following table sets forth the one-time payments and awards made to Mr. Sternlieb, Mr. Colucci, Mr. Topercer and Mr. Vuchetich in connection with their recruitment to the Company in fiscal 2022:

	Fiscal 2022 Recruitment Incentives
NEO Hired in Fiscal 2022	Signing Bonus ($)	Initial Restricted Stock Unit Award Grant Date Fair Value ($)	Other Incentives ($)	Total ($)
Paul E. Sternlieb	415,000	2,900,006	92,431	3,407,437
Anthony P. Colucci	245,000	120,009	—	365,009
Benjamin J. Topercer	185,000	700,003	228	885,003
Scott M. Vuchetich	100,000	339,983	—	439,983
Initial Equity Awards
In fiscal 2022, as an inducement to join and remain at the Company, the Committee granted restricted stock units to Mr. Sternlieb, Mr. Colucci, Mr.Topercer and Mr.Vuchetich having a grant date fair value of approximately $2.9 million, $120,000, $700,000 and $340,000, respectively. These awards of restricted stock units were made to attract these individuals, each of whom left existing positions with other firms, and in certain cases forfeited equity awards from those firms as a result of their departures, to join the Company by compensating these individuals for the awards they were surrendering by virtue of joining the Company. The vesting annual periods and other terms of these restricted stock units were the same as those of the restricted stock units granted as part of the annual equity incentive compensation award process, described below.
For the NEOs hired in fiscal 2022, these equity awards are reflected as compensation for fiscal 2022 in the Summary Compensation Table appearing on page 34 in the “Stock Awards” column.
Signing Bonuses
As an additional inducement for NEOs hired during the fiscal year to leave their prior employment and accept roles with the Company, the Company paid them cash signing bonuses upon the commencement of their employment. The signing bonus arrangements were structured to remunerate these individuals for compensation that would have otherwise been payable by their former employers, while providing a retention incentive. To receive the signing bonus, these NEOs agreed to repay all or some of the signing bonus in the event the NEO voluntarily terminates his employment with the Company prior to specified anniversaries of the commencement of his employment other than for “Good Reason” as defined in the Company’s Senior Officer Severance Plan, with the amount of the required repayment based on the length of service prior to departure.
Each of Mr. Sternlieb, Mr. Topercer and Mr. Vuchetich is required to repay the full amount of his signing bonus if he voluntarily terminates his employment (other than for Good Reason) within the first year of his employment and 50% of his signing bonus if he voluntarily terminates his employment (other than for Good Reason) during the second year of his employment. If Mr. Colucci voluntarily terminates his employment (other than for Good Reason) within the following periods, he is required to repay the following portion of his signing bonus: during the first year of employment, 100%; during the second year of employment, 75%; during the third year of employment, 50%; and during the fourth year of employment, 25%.
For the NEOs hired in fiscal 2022, the full amounts of these signing bonuses are reflected as compensation for fiscal 2022 in the Summary Compensation Table appearing on page 34 in the “Bonus” column.
Minimum Annual Bonus in Fiscal 2022 for Mr. Sternlieb
In connection with the recruitment of Mr. Sternlieb, the Company offered a compensation package that included a minimum annual bonus amount for him for fiscal 2022 equal to 75% of his annual base salary rate. This minimum annual bonus payment for fiscal 2022 was a critical component in recruiting Mr. Sternlieb in light of the performance-based compensation opportunities he was foregoing from his prior employer by joining the Company. Because this minimum bonus amount was not subject to achievement of performance measures, it is included as compensation for Mr. Sternlieb for fiscal 2022 in the Summary Compensation Table appearing on page 34 in the “Bonus” column.
The Committee does not anticipate providing for any similar minimum bonus arrangements to the NEOs going forward, with annual bonus amounts to be based on actual achievement of selected performance measures against targeted goals selected by the Committee.
Additional Signing Benefits
In addition to the compensation described above, the NEOs hired in fiscal 2022 received relocation assistance and benefits in accordance with the Company’s Executive Homeowner Policy, including, in the case of Mr. Sternlieb, 365 days of temporary housing allowance from the date of his appointment and, in the case of Mr. Topercer, hotel lodging for up to one day per week.
For the NEOs hired in fiscal 2022, these additional signing benefits are reflected as compensation for fiscal 2022 in the Summary Compensation Table appearing on page 34 in the “All Other Compensation” column.
Alignment of Compensation to Performance
The Company’s executive compensation program is designed to align with our financial and strategic objectives, which are intended to create shareholder value. In fiscal 2022, this effort included the recruitment of a new executive management team, as the Board of Directors sought new perspectives from management to transform the Company, and the creation and initial implementation of ASCEND, which the Company expects will deliver meaningful operational improvements. The Company is well-positioned to deliver long-term shareholder value through a sustainable business model built on well-established brands, robust global distribution and broad end markets, a clear focus on our core tools and services business, disciplined capital deployment and an experienced leadership team. The key tenets of our business model center on creating best-in-class returns through growth of our core businesses, driving efficiency and profitability, generating strong cash flow, and prudent deployment of our capital. We intend to create organic growth in excess of our markets through market share capture, product innovation, commercial effectiveness, and expansion in our industries and within our regions. In addition to organic growth, we also focus on adjusted EBITDA margin expansion through optimizing our manufacturing footprint, reducing our structural costs, and strategic sourcing. ASCEND is intended to further improve our adjusted EBITDA margin. Cash flow generation is critical to achieving our financial and long-term strategic objectives and is achieved through expanding profit margins and driving improvement in working capital velocity in combination with our low capital intensity. Finally, we are focused on improving returns on invested capital through investing in internal capital projects, maintaining a strong balance sheet, making acquisitions aligned with our strategy and opportunistically acquiring our own shares.
Shareholder Input on Executive Compensation Program
At the annual meeting held in January 2022, shareholders overwhelmingly supported the advisory proposal to approve the compensation of the NEOs as disclosed in the proxy statement for that annual meeting, with the approval of over 99% of the Company's common stock that voted either “for” or “against” the proposal. The Company engages with shareholders to gather feedback on its compensation programs, which has led to changes that strengthen the link between executive pay and Company performance. We will continually assess and modify the Company’s executive compensation program to incorporate shareholder input, industry trends and competitive compensation practices.
The Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives and aligns with the Company’s business objectives. In connection with this ongoing review, and based on feedback received from our shareholders, the Committee implements and maintains what it believes are best practices for executive compensation, each of which reinforces the Company’s compensation philosophy. Below is a summary of those practices.

What the Company Does	What the Company Does Not Do
• Uses performance metrics to align pay with performance	• Offer gross-ups of related excise taxes on executive severance agreements
• Caps payouts under our annual cash bonus plan and performance share plans	• Otherwise provide tax gross-ups in the event of a change in control
• Grants at least 50% of target annual equity awards as performance-based awards	• Pay dividends on unearned and unvested performance shares
• Has robust stock ownership guidelines for our CEO and other NEOs	• Pay dividends on unvested restricted stock units
• Applies clawback provisions to annual cash bonus and equity awards for executives in case of financial restatement	• Reprice stock options
• Engages an independent compensation consultant that reports to the Committee
• Prohibits short sales, hedging or pledging of our stock by our executive officers and directors
Oversight of the Executive Compensation Program
The Committee is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. During each year, the Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.
Role of Compensation Committee
The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee monitors the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance in cooperation with the Chair of the Board.
Role of Compensation Consultant
The Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Committee utilized the services of Mercer, LLC (“Mercer”) as its independent compensation consultant in designing the executive compensation program for fiscal 2022. Mercer assisted the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and participating in the design and implementation of certain elements of the executive compensation program. Mercer did not make specific recommendations on individual compensation amounts for the executive officers or independent directors, nor did it determine the amount or form of executive and director compensation.
In selecting Mercer as the Committee’s compensation consultant, the Committee considered its independence by taking into account the factors prescribed by the NYSE listing rules. In its role as the Committee’s independent compensation advisor, Mercer provided written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also reviewed the respective policies and procedures that Mercer maintains to prevent conflicts of interest, evaluated whether there are personal or business relationships between Mercer and members of the Compensation Committee, and validated that employees of Mercer who perform consulting services do not own the Company’s common stock. Based on this evaluation, the Committee determined that no conflict of interest exists with respect to Mercer.
Role of Management and the Chief Executive Officer
The CEO, in consultation with the Human Resources function, develops recommendations for the compensation of the other executive officers for the Committee to consider. The CEO considers various factors when making recommendations, including external market data provided by the Committee's independent compensation consultant, the relative importance of the executive’s position within the organization, the executive’s tenure and experience and the executive’s performance and contributions to the Company’s results.
The CEO, with assistance from Human Resources and Finance personnel, monitors existing compensation plans and programs applicable to NEOs and other executives, recommends financial and other targets to be achieved under those programs, prepares analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, implements the Committee’s decisions.

Assessing Competitive Compensation Practices
The Committee reviews general industry survey data as well as compensation practices for certain publicly traded U.S. companies with which the Company considers it competes for executive talent (the “Peer Group”). In evaluating compensation decisions for fiscal 2022, it used executive compensation and incentive-plan-design data compiled by Mercer for the Peer Group and other relevant companies to assess the reasonableness and appropriateness of both pay levels and design of compensation programs. The companies in the Peer Group at the commencement of fiscal 2022 are as follows:

Badger Meter, Inc.	ESCO Technologies Inc.	Lydall, Inc.	Thermon Group Holdings, Inc.
Barnes Group Inc.	Graco, Inc.	Proto Labs, Inc.	TriMas Corporation
Brady Corporation	Harsco Corporation	RBC Bearings Incorporated
Columbus McKinnon Corporation	Helios Technologies, Inc.	SPX FLOW, Inc.
EnPro Industries Inc.	Kadant Inc.	Standex International Corporation
In July 2022, the Committee adjusted the Peer Group by removing Graco, Inc., Lydall, Inc. and Harsco Corporation and adding Circor International, Inc., Lindsay Corporation and The Gorman-Rupp Company. These adjustments were made in response to Lydall, Inc. ceasing to be a publicly traded company and changes in the sizes of the companies in the Peer Group relative to Enerpac in an effort to maintain a Peer Group in which the Company falls approximately at the midpoint of the Peer Group in terms of revenue.
Target Level Compensation Determination
To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experience required by the position, the executive’s qualifications, the Company’s ability to replace the individual, the overall competitive environment, current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and targets the 50th percentile of pay for Total Direct Compensation (base salary, annual cash bonus and equity awards), but the Compensation Committee retains discretion to consider factors such as individual performance, tenure, experience and responsibility to ensure an executive’s compensation is competitively positioned and thereby attract and retain top talent. In some cases, individual components of compensation may be over market in order to emphasize a particular element or if individual circumstances dictate, but the total compensation package is designed to be market competitive and generally to align with Peer Group practices.
Components of Executive Compensation
We seek to pay the Company’s executives fairly and competitively and to link pay with performance. The main elements of executive compensation are base salary, a short-term incentive in the form of an annual bonus, and long-term equity incentive awards. A number of the Company’s executives, including Mr. Sternlieb, joined the Company in the most recent fiscal year, and those executives received a signing bonus as part of their initial compensation arrangements, with some or all of the signing bonus to be repaid if an executive terminates employment with the Company before a specified date, with the amount of the required repayment being based on the length of service prior to departure. These signing bonuses and other initial compensation benefits provided to new executive officers in connection with their recruitment to join the Company are discussed in greater detail above in “Compensation Decisions in Connection with Recruiting New Executive Officers.”
The Company emphasizes compensation opportunities that reward executives when they deliver targeted financial results. A significant portion of executive compensation is equity-based. In fiscal 2022, annual equity incentive awards granted to the NEOs who were employed in October 2021 and continued service through the end of the fiscal year were in the form of time-vesting restricted stock units (“restricted stock units”) and performance-based restricted stock units (“Performance Shares”). Certain of the NEOs who ceased employment prior to August 31, 2022 received restricted stock units and Performance Shares. NEOs who joined the Company after October 2021 received awards of restricted stock units. In addition to equity awards granted as part of the anticipated annual compensation process, the NEOs who joined the Company during fiscal 2022, including Mr. Sternlieb, received an additional award of restricted stock units as a recruiting incentive to join the Company in certain cases in recognition of awards they held from their prior employer that were forfeited upon their departure to accept employment with the Company.
Incentive compensation at target (annual bonus and equity awards) accounted for approximately 77% of Mr. Sternlieb’s Total Direct Compensation opportunity during fiscal 2022 and approximately 62% of the average Total Direct Compensation opportunity of the other NEOs who served as officers on August 31, 2022. The following chart illustrates the allocation of the Total Direct Compensation at target for these officers of base salary, annual bonus, annual equity awards, and the total of signing bonuses and initial equity awards to NEOs who joined the Company in fiscal 2022.

As this chart illustrates, almost half of Mr. Sternlieb’s total compensation, and more than a third of the other NEO’s average total compensation, in fiscal 2022 was attributable to signing bonuses paid and initial equity awards granted to attract new executives to leave their prior employment in light of their forfeiture of compensation and awards from prior employers as a result of them joining the Company. The signing bonuses and initial equity awards were also structured to provide a retention incentive, with some or all of the signing bonuses to be repaid by the NEOs who received them if the NEO voluntarily terminates employment prior to specified anniversaries of the commencement of employment other than for “Good Reason” and the equity awards vesting over time subject to continued employment. As the Committee does not anticipate awarding any signing bonus or minimum bonus amounts, or making equity awards at a level similar to these initial equity awards, to these executives in the future, the fiscal 2022 total compensation of Mr. Sternlieb and the other NEOs who joined the Company in fiscal 2022 as reported in the Summary Compensation Table appearing on page 34 is not indicative of the total compensation levels of these executives anticipated by the Committee going forward.
In connection with their departure, the NEOs who ceased to serve as officers during fiscal 2022 received certain separation benefits. Messrs. Baker and Dillon received separation benefits under agreements entered into in connection with their respective departures, which agreements are described beginning on page 42, while Messrs. Schmaling and Rasetti received benefits under the Company’s Senior Officer Severance Plan, which is described beginning on page 41.
The NEOs also receive certain perquisites and participate in certain retirement, health and welfare plans.

Base Salary
Base salaries for continuing officers are reviewed annually and established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally, changes in base salary are the result of an annual merit increase, promotion, change in role or market adjustment. Base salaries for newly appointed executive officers are determined based generally on the scope and complexity of the role, the executive’s prior employment history and experience level, and market competitiveness. Mr. Sternlieb’s initial annual salary rate was set at $750,000 in view of these considerations. Base salary adjustments are typically made in January of each year. In light of the recency of the determination of their initial base salary rates, no adjustments were made to the base salaries of the NEOs who had joined the Company in fiscal 2022. In January 2022, the base salary rates of the other NEOs who were then employed by the Company were increased in the range of 2% to 3%, reflecting annual merit adjustments.
Annual Bonus
Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual cash bonus based on achievement of certain performance objectives. The three performance metrics implemented within the fiscal 2022 annual bonus plan are Core Sales Growth, EBITDA Margin % and Free Cash Flow Conversion. The diagram below illustrates the fiscal 2022 bonus plan design for the NEOs.
Annual bonus opportunity percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Annual cash bonus achievement can range from 0% to 200% of the target annual bonus based on actual performance, except that, pursuant to the terms of his initial employment, the annual bonus amount to be paid to Mr. Sternlieb for fiscal 2022 may be no less than 75% of his annual base salary rate, which term was critical in recruiting him to join the Company and applies only for fiscal 2022. The Committee does not anticipate providing guaranteed minimum bonus amounts in future years. The annual bonus payment is calculated for the other NEOs based on the actual base salary paid to during the fiscal year ended August 31, 2022 and, accordingly, reflects pro ration from the respective annual base salary rate for such NEOs who joined the Company during the fiscal year or departed from the Company during the fiscal year yet remained entitled to receive an annual bonus. The following table summarizes the fiscal 2022 annual cash bonus opportunity granted to the NEOs and the weighting of the components of the annual bonus as a percentage of the target annual cash bonus opportunity.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
NEO	Threshold	Target	Maximum	Core Sales Growth	EBITDA Margin %	Free Cash Flow Conversion
Paul E. Sternlieb	75% (1)	100%	200%	25%	50%	25%
Anthony P. Colucci	0%	70%	140%	25%	50%	25%
Barbara G. Bolens	0%	60%	120%	25%	50%	25%
Benjamin J. Topercer	0%	50%	100%	25%	50%	25%
Scott M. Vuchetich	0%	50%	100%	25%	50%	25%
Randal W. Baker	0%	100%	200%	25%	50%	25%
Rick T. Dillon	0%	70%	140%	25%	50%	25%
Bryan R. Johnson (2)	0%	40%	80%	25%	50%	25%
John Jeffrey Schmaling (3)	0%	60%	120%	25%	50%	25%
Fabrizio Rasetti (3)	0%	60%	120%	25%	50%	25%
(1) Mr. Sternlieb’s initial employment arrangement provides that his annual bonus payment for fiscal 2022 would be no less than 75% of his annual base salary rate for that fiscal year, which term was critical in recruiting him to join the Company and applies only for fiscal 2022. The Committee does not anticipate providing guaranteed annual bonuses in future years. Because the payment of such 75% amount is not subject to the performance conditions under the annual bonus plan, this amount is reported in the Summary Compensation Table appearing on page 34 in the “Bonus” column.
(2) Mr. Johnson’s annual bonus opportunity weights the three financial components at 75% of his total incentive plan, with the remaining 25% based on his personal performance.
(3) Although Messrs. Schmaling and Rasetti each had annual bonus opportunity, they did not receive a bonus payment under the annual bonus plan based on the terms of their respective separation of employment.
The fiscal 2022 annual bonus was designed to be earned based on performance against approved Core Sales Growth, EBITDA Margin % and Free Cash Flow Conversion scales. These metrics align closely to our strategy and shareholder expectations with a focus on profitable growth. The scales were established by the Committee in the first quarter of the fiscal year, considering financial plans, market conditions, year-over-year performance, non-recurring projects, and the general economic environment. Core Sales represents the net sales change between years excluding the impact of acquisitions, divestitures and foreign currency rate changes. EBITDA is the Company’s earnings before interest, income tax, depreciation and amortization expenses, adjusted by adding selected expenses that the Committee believes do not reflect normal operating conditions and subtracting certain selected income items that the Committee believes do not reflect normal operating conditions. EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with additional adjustments for certain items selected by the Committee that it believes do not reflect normal operating conditions. Free Cash Flow Conversion is cash flow from operations for a period reduced by capital expenditures and increased by the proceeds from the sale of property, plant and equipment and with certain other adjustments, with the total divided by adjusted net income (net income adjusted for certain items selected by the Committee that it believes do not reflect normal operating conditions). These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., business restructuring) and actual results may be adjusted for these items if not contemplated in the target setting process. Adjustments to the annual bonus financial results, if any, are reviewed and approved by the Committee. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were achieved. Fiscal 2022 annual bonus achievement is shown below:

	Fiscal 2022 Bonus Scale				Fiscal 2022 Bonus Achievement
	Threshold 0%	50%	Target 100%	Maximum 200%	Result	Bonus Payout % of Target
Consolidated Core Sales	7.5%	15%	16%	18%	11.6%	8.2%
Consolidated EBITDA Margin %	15.5%	19.1%	19.9%	21%	14.5%	0%
Free Cash Flow Conversion	100%	110%	120%	150%	106.0%	7.8%
The blended result of the achievement outcomes above is a bonus payout of 16.0% of target. The following table sets forth for each NEO the total amount of payouts of annual bonus for fiscal 2022:

NEO	Annual Bonus Payout for Fiscal 2022
Paul E. Sternlieb*	$562,500
Anthony P. Colucci	$13,555
Barbara G. Bolens	$31,968
Benjamin J. Topercer	$18,034
Scott M. Vuchetich	$21,072
Randal W. Baker	—
Rick T. Dillon	$56,739
Bryan R. Johnson	$49,591
John Jeffrey Schmaling	—
Fabrizio Rasetti	—
* Pursuant to the terms of his initial employment, the annual bonus amount to be paid to Mr. Sternlieb for fiscal 2022 may be no less than 75% of his annual base salary rate, which term was critical in recruiting him to join the Company and applies only for fiscal 2022. The Committee does not anticipate providing guaranteed annual bonuses in future years.
Signing Bonus
As described above, as an inducement for NEOs hired during the fiscal year to leave their prior employment and accept roles with the Company, the Company paid them cash signing bonuses upon the commencement of their employment. The signing bonus arrangements were structured to remunerate these individuals for compensation that would have otherwise been payable by their former employers, while providing a retention incentive in the form of an agreement to repay all or some of the signing bonus in the event the NEO voluntarily terminates his employment with the Company prior to specified anniversaries, as discussed in greater detail above in “Compensation Decisions in Connection with Recruiting New Executive Officers.” The full amount of the signing bonus of each of these NEOs is included as compensation for fiscal 2022 in the Summary Compensation Table appearing on page 34 in the “Bonus” column.
Equity Compensation
A significant portion of each NEO’s Total Direct Compensation is in the form of equity compensation to create a strong alignment with shareholders. If the Company’s stock price declines, so does the value of the NEOs’ compensation, and vice versa. For the NEOs, the Committee approves an annual target award value for each NEO based on the independent compensation consultant’s benchmarking data and other applicable factors, such as internal equity and individual contributions.
In fiscal 2022, with the impact of the COVID-19 pandemic having lessened, the Committee returned to its historic practice of annually awarding both Performance Shares and restricted stock units allocated 50% as Performance Shares and 50% as restricted stock units, except for Mr. Sternlieb, whose annual equity awards were allocated as 55% Performance Shares and 45% restricted stock units. In the prior fiscal year, as a result of the uncertainties with respect to the COVID-19 pandemic’s impact on the general economy and the markets served by the Company, the sole performance measure used for the Performance Shares awarded that year was the Company’s Total Shareholder Return relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies) (“relative TSR”). For fiscal 2022, the Committee selected both relative TSR and Return on Invested Capital (“ROIC”) as equally weighted performance measures for Performance Share awards. Including the ROIC metric ensured all strategic objectives were measured and incentivized. Return on Invested Capital is adjusted EBITDA, calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with adjustments for certain items selected by the Committee that it believes do not reflect normal operating conditions, divided by the sum of Shareholder’s Equity and net debt, with net debt defined as the total of long-term and current debt less cash.
In addition to the grants of restricted stock units as part of the Committee’s annual equity incentive compensation award process, in fiscal 2022 the Committee granted additional restricted stock units to Messrs. Sternlieb, Colucci, Topercer and Vuchetich having a grant date fair value of approximately $2.9 million, $120,000, $700,000 and $340,000, respectively. These additional awards of restricted stock units to these NEOs were made to attract these NEOs, each of whom left existing positions with other firms to join the Company and in certain cases forfeited equity awards with their prior employers as a consequence of accepting positions with the Company. The vesting annual periods and other terms of the additional restricted stock units awarded to these NEOs were the same as those of the restricted stock units granted as part of the annual equity incentive compensation award process.
The following describes each type of award:
Performance Based Restricted Stock Units (“Performance Shares”)
Performance Share awards have a three-year performance period, with vesting based on the achievement of specified performance metrics. New three-year performance cycles start annually with grants generally near the beginning of each fiscal year. Awards made in fiscal 2022 provided for vesting based 50% on achievement of a Return on Invested Capital target and 50% on the Company’s relative TSR (as defined above). Return on Invested Capital is an important measure in determining how well the Company deploys capital. Relative TSR aligns the interests of shareholders and executives and is a measure of the Company’s performance relative to its peers rather than a measure of absolute performance. With respect to relative TSR, the targets and vesting scale for Performance Shares granted in fiscal 2022 were as follows:

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	200%
Relative TSR Percentile	25th	50th	75th
The threshold, target and maximum levels with respect to the Return on Invested Capital measure are not presented as such information is confidential and competitively sensitive. In setting these levels, the Committee considered achievement of the target level to be a stretch goal.
For the Performance Shares awarded in fiscal 2022, the payout with respect to the relative TSR component is capped at 100% of the target amount if the Company’s absolute total shareholder return for the three-year measurement period is negative. In light of the respective date that each of Mr. Colucci and Mr. Topercer joined the Company, neither of them received an award of Performance Shares in fiscal 2022. The Performance Shares awarded to Messrs. Dillon, Schmaling and Rasetti in fiscal 2022 became vested upon their respective separation of employment, with the shares to be issued to Messrs. Schmaling and Rasetti with respect to such awards being reduced pro rata to reflect the term of their respective employment during the three-year period ending August 31, 2024. The following table summarizes the number of shares that would be issued at the threshold, target and maximum levels for the fiscal 2022 Performance Share grants made to the NEOs.

	Fiscal 2022 Performance Shares Grants
NEO	Threshold	Target	Maximum
Paul E. Sternlieb	14,503	58,011	116,022
Anthony P. Colucci	—	—	—
Barbara G. Bolens	1,664	6,655	13,310
Benjamin J. Topercer	—	—	—
Scott M. Vuchetich	2,022	8,086	16,172
Randal W. Baker	—	—	—
Rick T. Dillon	3,660	14,641	29,282
Bryan R. Johnson	1,348	5,391	10,782
John Jeffrey Schmaling*	335	1,336	2,672
Fabrizio Rasetti*	252	1,008	2,016
*The amounts presented for Messrs. Schmaling and Rasetti reflect the pro ration of their Performance Share awards for their respective periods of service during the three-year period ending August 31, 2024.
Performance Share awards granted in the fiscal year ended August 31, 2020 (“fiscal 2020”) for the three-year performance period ended August 31, 2022 provided for vesting based 50% on achievement of a Free Cash Flow Conversion target and 50% on the Company’s relative TSR. Free Cash Flow Conversion is calculated as described above. The targets and vesting scale for these Performance Shares, and the vesting level achieved, are shown in the following tables:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance	Vesting for Actual Performance
Relative TSR Percentile	25th	50th	75th	29.8%	59.6%

Free Cash Flow Conversion	100%	115%	140%	86.0%	0%
As a result of these performance levels, shares paid out upon the vesting of the Performance Shares were at 29.8% of the target award opportunity levels granted to the NEOs who received awards in fiscal 2020. The failure to satisfy the threshold level of performance for the three-year period ended August 31, 2022 with respect to the Free Cash Flow Conversion component of the Performance Shares was due primarily to the impact of the COVID-19 pandemic during the performance period.
The following table sets forth the number of shares paid out to each of the NEOs upon vesting of the Performance Shares awarded in fiscal 2020. Messrs. Sternlieb, Colucci, Topercer and Vuchetich, who each joined the Company in fiscal 2022, did not receive an award of Performance Shares for the three-year performance period. The Performance Shares awarded to Messrs. Baker, Dillon, Schmaling and Rasetti in fiscal 2020 became vested upon their respective separation of employment, with the shares issued to Messrs. Schmaling and Rasetti being reduced pro rata to reflect the term of their respective employment during the three-year period ended August 31, 2022.

NEO	Number of Shares (#)
Paul E. Sternlieb	—
Anthony P. Colucci	—
Barbara G. Bolens	1,592
Benjamin J. Topercer	—
Scott M. Vuchetich	—
Randal W. Baker	16,559
Rick T. Dillon	3,503
Bryan R. Johnson	—
John Jeffrey Schmaling	2,656
Fabrizio Rasetti	2,004
Restricted Stock Units and Awards
Restricted stock units granted to officers in fiscal 2022 generally vest, subject to continued employment, in equal annual installments over a three-year period. Accordingly, such awards serve as a retention incentive, as unvested awards are forfeited if the executive voluntarily leaves the Company. The Committee has the ability to vary the vesting schedule for new grants. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Company’s deferred compensation plan by providing written notice to the Company in accordance with the deferred compensation plan.
In fiscal 2022, the Committee granted annual awards of restricted stock units to executive officers in January, consistent with its past practice of granting such awards at approximately the same date as the annual meeting of shareholders. In addition, Ms. Bolens and Messrs. Dillon, Schmaling and Rasetti were each awarded additional restricted stock units in October 2021 as retention incentives in connection the CEO transition. In February 2022, Mr. Johnson was awarded additional restricted stock units, in connection with Mr. Dillon’s anticipated separation of employment, in recognition of Mr. Johnson’s temporary additional responsibilities and to provide a further retention incentive.
The following table summarizes the number of restricted stock units and the grant date fair value of restricted stock unit awards (based on the market price of the shares on the grant date) made to each NEO during fiscal 2022 as part of the annual award program, to Ms. Bolens and Messrs. Dillon, Schmaling and Rasetti in connection with the CEO transition and to Mr. Johnson in connection with the CFO transition.

Annual and Transition Awards
	Restricted Stock Unit Awards
NEO	Number of Shares (#)	Grant Date Fair Value ($)
Paul E. Sternlieb	50,943	944,992
Anthony P. Colucci	—	—
Barbara G. Bolens (1)(2)	17,143	338,503
Benjamin J. Topercer	6,602	112,498
Scott M. Vuchetich	8,086	149,995
Randal W. Baker (1)	—	—
Rick T. Dillon(1)(2)	35,714	703,495
Bryan R. Johnson (1)(3)	13,894	249,996
John Jeffrey Schmaling(1)(2)	20,000	412,000
Fabrizio Rasetti(1)(2)	10,000	206,000
(1) Does not include restricted stock units awarded in connection with the annual bonus plan for the fiscal year ended August 31, 2021 (“fiscal 2021”). A portion of the amount to be paid out as bonus to NEOs (other than Mr. Baker) under the annual bonus plan for fiscal 2021 consisted of grants of restricted stock units that vest one-year from the date of the award. Even though such restricted stock units were granted in the first quarter of fiscal 2022, because the awards were granted in payment of a portion of the annual bonus for fiscal 2021, the value of such awards is included as compensation for fiscal 2021 in the Summary Compensation Table appearing on page 34 under the “Stock Awards” column. Such awards are reported as being made in fiscal 2022 in the table under the heading “Grants of Plan-Based Awards” appearing on page 37.
(2) For Ms. Bolens and Messrs. Dillon, Schmaling and Rasetti, includes restricted stock units awarded in October 2021 in connection with the CEO transition.
(3) For Mr. Johnson, includes restricted stock units awarded in February 2022 in connection with Mr. Dillon’s entry into his separation agreement.
As noted above, in fiscal 2022 the Committee granted additional restricted stock units to Messrs. Sternlieb, Colucci, Topercer and Vuchetich having a grant date fair value of approximately $2.9 million, $120,000, $700,000 and $340,000, respectively. These additional awards of restricted stock units to these NEOs offered as part of their initial compensation packages in recruiting these NEOs, each of whom left existing positions with other firms, and in certain cases forfeited compensation awards, to join the Company.

The following table summarizes the number of restricted stock units and the grant date fair value of restricted stock unit awards (based on the market price of the shares on the grant date) made to the NEOs hired in fiscal 2022 as initial recruitment awards.

Initial Recruitment Awards
	Restricted Stock Unit Awards
NEO	Number of Shares (#)	Grant Date Fair Value ($)
Paul E. Sternlieb	140,777	2,900,006
Anthony P. Colucci	5,906	120,009
Benjamin J. Topercer	41,080	700,003
Scott M. Vuchetich	17,119	339,983
 Practices Regarding the Grant of Equity Compensation
The Committee has generally followed a practice of making annual grants of restricted stock unit awards to its NEOs on a single date each year, when all material information is publicly available. While awards to NEOs have historically been made as part of the Company’s annual grant program, the Committee occasionally also makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes.
In fiscal 2022, the Committee granted the restricted stock unit awards at its regularly scheduled January 2022 meeting, with additional awards to the NEOs who joined the Company in fiscal 2022 in connection with the commencement of their respective employment, as well as the additional awards granted in October 2021 in connection with the CEO transition and the additional award to Mr. Johnson in February 2022 in connection with Mr. Dillon’s entry into his separation agreement as noted above. In addition, restricted stock units awarded in connection with the annual bonus plan for the fiscal 2021 were awarded in the first quarter of fiscal 2022, promptly following the determination of the bonus amount payable under such plan.
Performance Shares were generally granted in October 2021 near the beginning of the three-year performance period, with awards to Mr. Sternlieb and Mr. Vuchetich granted upon the commencement of their employment.
Separation Agreements and Severance Payments
In connection with their separation of employment, each of Mr. Baker and Mr. Dillon entered into agreements with the Company to address their continued employment during a transition period, and payments, benefits and other matters in connection with their separation of employment. See “Executive Compensation—Senior Officer Severance Plan and Executive Agreements—Retirement Agreement with Mr. Baker” and “Executive Compensation—Senior Officer Severance Plan and Executive Agreements—Transition and Separation Agreement with Mr. Dillon,” on pages 42 and 43, for descriptions of these agreements. These agreements were entered into by the Company to facilitate the transition of the respective responsibilities of these NEOs. Pursuant to these agreements, each of these NEOs provided general releases of claims in favor of the Company.
In connection with their respective termination of employment, each of Mr. Schmaling and Mr. Rasetti received benefits under the Company’s Senior Officer Severance Plan, which is described in “Executive Compensation—Senior Officer Severance Plan and Executive Agreements—Senior Officer Severance Plan,” beginning on page 41. To be eligible to receive these benefits, each of these NEOs provided general releases of claims in favor of the Company.
Retirement and Other Benefits
The Company provides additional benefit programs to its employees, including NEOs and other executives, to attract and retain them as well as to provide a competitive total compensation program. The Company's benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including NEOs. Modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility for U.S. employees:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	Selectively
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Long-Term Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance/Leased Vehicle	✓	Selectively	Selectively
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Not Offered	Not Offered
401(k) Retirement Plan (“401(k) Plan”)
Under the Company’s 401(k) Plan, most employees, including NEOs, may contribute eligible compensation up to IRS limits. Historically, the Company has provided a matching contribution of $0.50 for every $1 on employee elective contributions, up to 8% of eligible pay, with immediate vesting. In May 2020, the Company temporarily suspended the matching contributions under the 401(k) Plan as part of company-wide cost savings actions implemented to mitigate the adverse financial impact of the COVID-19 pandemic. The matching contributions were reinstated in January 2021 on terms consistent with the Company’s historical practice. Although the 401(k) Plan permits the Company to make annual, discretionary contributions of up to 3% of eligible pay that would be fully vested after three years of service, the Company has not made any such contributions for several years.
Supplemental Executive Retirement Plan (“SERP”)
The SERP covers certain executive level employees (including the NEOs) and is designed to improve the competitive positioning of the Company's retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual paid bonus). The SERP multiplier ranges from 3-6% and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7 to 10.5% of cash compensation, depending on age and years of service. Each year the Committee determines the interest rate for new SERP contributions and set the rate for fiscal 2022 deferrals at 1.89%.
Employee Deferred Compensation Plan
The Company also offers a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer cash compensation, shares issuable under restricted stock unit and Performance Share awards, and associated taxes until retirement or termination of employment or, subject to certain limitations, an earlier specified date. Investments include a mix of options similar to the 401(k) Plan, a company stock account (although the plan was amended during the fiscal year ended August 31, 2019 to no longer permit investment contributions other than the deferral of restricted stock units to be made into the company stock account) and, for deferrals made prior to December 1, 2019, an interest bearing account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. The stock account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the number of vested shares are transferred by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest and investment accounts are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) is released from the rabbi trust to satisfy common stock fund distributions.
Contributions into the deferred compensation plan may reduce the ability to participate fully in the 401(k) Plan. The same matching formula is used for deferrals in the deferred compensation plan as the 401(k) Plan.
Other Benefits
Other perquisites are provided to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning and personal use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2022 are included in the “All Other” Compensation” column of the Summary Compensation Table appearing on page 34, with details provided in footnote 5 to that table.

Stock Ownership Requirements
Ownership of Company stock by executives directly aligns their interests with shareholders. Accordingly, the Company maintains stock ownership guidelines for NEOs equal in value to a multiple of their base salary, with the levels for current NEOs set forth in the table below.

Position	Multiple of Base Salary Required to be held in Company Stock
CEO	5X
Other NEOs	3X
Stock ownership requirements include the value of unvested restricted stock units, consistent with Peer Group practices. Additionally, shares held in the 401(k) Plan, employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by immediate family members are counted towards the ownership requirements. The compliance period to achieve the ownership requirement is five years from the date of appointment. The Committee reviews each NEO’s compliance with these guidelines on an annual basis, and all NEOs who are current executive officers either have met the target ownership level, or are within the five-year compliance period.
Sales of shares by executives are limited until the ownership requirements are met. Those who have not reached their specified targets are required to hold 50% of the net vested share value for each grant they receive so that they meet their requirements in a timely manner.
Anti-Hedging Policy
The Company has adopted a policy prohibiting directors, officers, and other employees from engaging in short-term or speculative transactions involving the Company’s common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, and buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.
Compensation Clawback Policy
The Company’s clawback policy for executive officers defines the economic consequences misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct, as determined by the Board of Directors, responsible executives must reimburse the Company for their annual cash bonus, as well as equity-based awards or other performance-based compensation paid to the executive based on the financial results that were the subject of the restatement.
Changes for the Fiscal 2023 Executive Compensation Program
In addition to the change in the peer group of companies used for comparative purposes in evaluating the reasonableness and appropriateness of executive compensation, as described above, the Committee has made other changes to the design of the annual bonus program and long-term equity incentives for the fiscal year ending August 31, 2023 ("fiscal 2023"). The Committee believes these changes further align executive incentives with shareholder interests and with the objectives of ASCEND:
•Annual Bonus Incentive. In fiscal 2022, the annual bonus program utilized the following three measures: Core Sales Growth, Adjusted EBITDA Margin and Free Cash Flow Conversion. For fiscal 2023, the Committee added EBITDA as an additional component of the annual bonus program, consistent with the Company’s goal of earnings growth. The four measures are being weighted equally. In addition, the Committee added regional components to the annual bonus program for certain officers with regional responsibility, which, of the NEOs includes only Mr. Vuchetich, in order to align those officers’ performance with metrics over which their performance could have a meaningful impact.
•Long-term Equity Compensation. In fiscal 2022, the Committee based long-term equity awards on the Company’s Return on Invested Capital target and relative TSR. For fiscal 2023, the Committee included adjusted Earnings Per Share as a third component of the Company’s Performance Share grants, weighting the three metrics equally. The Committee believes including adjusted Earnings Per Share aligns well with ASCEND, the Company’s goal of earnings growth and shareholder value creation.
Additionally, as discussed above, a significant portion of the NEOs compensation in fiscal 2022 was a result of signing bonuses, initial equity awards and other incentives offered to our NEOs who joined the Company in fiscal 2022, including in the case of Mr. Sternlieb, a guaranteed annual bonus. These signing bonuses, initial equity awards and other benefits were necessary to attract these new executives to leave their prior employment in light of their forfeiture of compensation and awards from prior employers as a result of them joining the Company. The Committee does not anticipate awarding any signing bonuses or guarantying payment of minimum bonus amounts, or making equity awards at a level similar to these initial equity awards, to these executives in fiscal 2023.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
October 24, 2022

COMPENSATION COMMITTEE

Richard D. Holder, Chair
Alfredo Altavilla
Judy L. Altmaier
Palmer Clarkson
Lynn C. Minella

Summary Compensation Table
The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2022, 2021 and 2020 by the NEOs:

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Paul E. Sternlieb (6)	2022	666,346	977,500	5,057,747	—	—	211,675	6,913,269
President and Chief Executive Officer

Anthony P. Colucci (7)	2022	118,750	245,000	120,009	13,555	—	12,571	509,885
Executive Vice President and Chief Financial officer

Barbara G. Bolens	2022	329,642	—	524,398	31,968	—	87,559	973,567
Executive Vice President and Chief Strategy Officer	2021	311,827	—	337,584	46,774	280	81,175	777,640
	2020	292,172	—	274,181	—	370	67,888	634,620

Benjamin J. Topercer (8)	2022	183,077	185,000	812,501	18,034	—	47,033	1,245,644
Executive Vice President of Chief Human Resources Officer

Scott M. Vuchetich(9)	2022	261,648	100,000	632,474	21,072	—	38,197	1,053,388
Executive Vice President, Marketing and Principal Accounting Officer

Former Officers

Randal W. Baker (10)	2022	300,115	—	216,740	—	—	8,603	525,459
Former President and Chief Executive Officer	2021	867,000	—	3,308,568	216,750	10,842	78,226	4,481,386
	2020	800,304	—	2,851,851	—	12,459	108,652	3,773,266

Rick T. Dillon (11)	2022	337,519	—	1,135,626	56,739	—	696,958	2,226,842
Former Executive Vice President and Chief Financial Officer	2021	484,626	—	724,598	84,809	5,210	80,652	1,379,895
	2020	459,135	—	603,213	—	5,904	85,974	1,154,226

Bryan R. Johnson (12)	2022	335,329	—	377,313	49,591	—	33,137	795,370
Former Vice President of Finance and Principal Accounting Officer (Former Interim Principal Financial Officer)

John Jeffrey Schmaling (13)	2022	138,159	—	591,111	—	—	791,201	1,520,470
Former Executive Vice President and Chief Operating Officer	2021	470,204	—	710,319	70,531	717	79,653	1,331,424
	2020	447,115	—	603,213	—	755	63,917	1,115,000

Fabrizio Rasetti (14)	2022	117,216	—	309,758	—	—	697,469	1,124,443
Former Executive Vice President, General Counsel and Secretary	2021	394,219	—	541,994	59,133	295	80,198	1,075,839
	2020	372,116	—	455,240	—	340	73,280	900,976

(1)    In connection with the commencement of his employment, Mr. Sternlieb, Mr. Colucci, Mr. Topercer and Mr. Vuchetich received a signing bonus of $415,000, $245,000, $185,000 and $100,000, respectively. Each of these executive officers is required to repay all or some of the signing bonus in the event he voluntarily terminates his employment with the Company before certain specified dates other than for “Good Reason” as defined in the Company’s Senior Officer Severance Plan, with the amount of the required repayment being based on the length of service prior to departure. In addition, Mr. Sternlieb’s initial employment arrangement provides that his annual bonus payment for fiscal 2022 would be no less than 75% of his annual base salary rate for that fiscal year. The full amount of each NEO’s signing bonus and Mr. Sternlieb’s annual bonus payment are reported as “Bonus” in this table.

(2) Equity compensation awards granted in fiscal 2022 consisted of restricted stock units and Performance Shares. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under ASC Topic 718 of the Financial Accounting Standards Board (“FASB”) for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The reported amounts for any award do not reflect any adjustments for restrictions on transferability. See Note 15 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2022 for a discussion of the assumptions made in determining the grant date fair values in this column. For fiscal 2021, the amount includes the value of restricted stock units awarded in connection with the Company’s annual bonus plan for the performance period for the first half of fiscal 2021, even though such restricted stock units were not awarded until the first quarter of fiscal 2022. For the Performance Shares, the amount reported is based on the number of shares issuable upon achievement of the target level of performance. As described on page 28, the payout for Performance Share ranges from 0% to 200% of the target level based on the actual performance level achieved. Assuming maximum payouts for the Performance Shares at 200% of the target level, the amounts reported above for the restricted stock units and Performance Shares for fiscal 2022 would be as follows: Mr. Sternlieb, $6,270,497; Mr. Colucci, $120,010; Ms. Bolens, $663,523; Mr. Topercer, $812,501; Mr. Vuchetich, $774,970; Mr. Baker, $216,740; Mr. Dillon, $1,400,466; Mr. Schmaling, $538,381 and Mr. Rasetti, $307,278. In accordance with the Company’s Senior Officer Severance Plan, Messrs. Schmaling’s and Rasetti’s Performance Shares are eligible to vest, notwithstanding their departures from the Company prior to the vesting date, on a pro rata basis based on the portion of the performance period during which Messrs. Schmaling and Rasetti were employed with the Company. The amounts reported for fiscal 2022 reflect such pro rata reduction. Pursuant to separate agreements with the Company, Messrs. Baker and Dillon are eligible to receive the full vested amount of their Performance Shares based on the satisfaction of the performance criteria, irrespective of their departure dates.
For Mr. Dillon, includes the value of the acceleration of vesting of time-vesting restricted stock units (an incremental fair value of $41,237) pursuant to the Transition and Separation Agreement (as defined below). The acceleration of the unvested stock options and restricted stock units granted to Mr. Baker pursuant to the Retirement and Transition Agreement (as defined below) did not yield any incremental value. For each of Mr. Schmaling and Mr. Rasetti, includes the value of the acceleration of vesting of time-vesting restricted stock units (an incremental fair value of $80,660 and $23,552, respectively) pursuant to the Company’s Senior Officer Severance Plan. The incremental fair values of the equity awards subject to accelerated vesting upon the departures of Messrs. Baker, Dillon, Schmaling and Rasetti from the Company, described above, were calculated in accordance with FASB ASC Topic 718. Pursuant to the guidance in paragraph 55-116 of FASB ASC Section 718-20-55, incremental fair value is computed as follows: the fair value of the modified award at the date of modification minus the fair value of the original award at the date of modification equals the incremental fair value of the modified award.
The amount reported for fiscal 2022 does not include restricted stock units awarded in connection with the annual bonus plan for fiscal 2021. A portion of the amount to be paid out as bonus to NEOs (other than Mr. Baker) under the annual bonus plan for fiscal 2021 consisted of grants of restricted stock units that vest one-year from the date of the award. Even though such restricted stock units were granted in the first quarter of fiscal 2022, because the awards were granted in payment of a portion of the annual bonus for fiscal 2021, the value of such awards is included as compensation in the “Stock Awards” column for fiscal 2021.
(3) Reflects amounts earned under the annual bonus plan, except that, for 2021, the amount does not reflect the value of restricted stock units awarded in connection with the Company’s annual bonus plan for the performance period for the first half of fiscal 2021, the value of which is included for fiscal 2021 under the column heading “Stock Awards.” Annual bonus plan amounts are paid in the first quarter of the subsequent fiscal year.
(4) Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan to the extent that it exceeds the SEC benchmark “market” rate of 1.34%, 2.09% and 4.12% in 2020, 2021 and 2022, respectively (120% of the applicable federal long-term rate). See page 31 for information on the Employee Deferred Compensation Plan, and page 40 for NEO activity in this plan.
(5) For fiscal 2022, these amounts consist of the following:

Name	401(k) Core and Match ($)	SERP (a) ($)	Automobile Allowance ($)	Supplemental Disability Insurance ($)	Executive Physical ($)	Personal Use of Company Plane (b) ($)	Financial Planning (c ) ($)	Relocation Assistance and Benefits (d) ($)	Separation/Severance Benefits (e) ($)	Total ($)
Paul E. Sternlieb	10,250	25,500	18,581	3,821	6,649	48,854	5,589	92,431	—	211,675

Anthony P. Colucci	731	4,019	3,738	4,083	—	—	—	—	—	12,571

Barbara G. Bolens	10,194	18,802	20,249	2,008	8,491	19,966	7,849	—	—	87,559

Benjamin J. Topercer	8,447	5,100	15,095	2,870	—	15,293	—	228	—	47,033

Scott M. Vuchetich	10,250	9,880	13,984	4,083	—	—	—	—	—	38,197

Former Executive Officers
Randal W. Baker	1,000	—	6,923	680	—	—	—	—	—	8,603

Rick T. Dillon	7,389	25,926	19,270	1,180	—	13,806	6,300	—	623,087	696,958

Bryan R. Johnson	10,050	—	23,087	—	—	—	—	—	—	33,137

John Jeffrey Schmaling	473	—	10,030	1,329	—	—	—	—	779,369	791,201

Fabrizio Rasetti	—	—	9,823	1,558	—	16,780	—	—	669,308	697,469
(a)Represents Company contribution to the SERP plan as described on page 31. For Mr. Dillon, such amount includes the full contribution to and vesting in the Company’s SERP plan, with respect to the fiscal year ending August 31, 2022, which the Company agreed to pay pursuant to the Transition and Separation Agreement.
(b) The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.
(c) Amounts listed in this column include tax gross-up payments made to the applicable NEO with respect to such benefits.
(d) Represents relocation assistance and benefits in accordance with the Company’s Executive Homeowner Policy, including, in the case of Mr. Sternlieb, 365 days of temporary housing allowance from the date of his appointment and, in the case of Mr. Topercer, hotel lodging for up to one day per week.

(e) For Mr. Dillon, pursuant to the Transition and Separation Agreement, consists of: (i) a lump-sum payment equal to fourteen months of base salary at the then-current rate ($591,033);(ii) a lump-sum payment equal to the portion of the monthly premium the Company would pay for 12 months of medical, dental, vision and disability insurance coverages at his enrollment levels for specific coverages then in place ($22,688); and (iii) certain other perquisites, such as the executive financial planning and physical benefits for 2022 and continued use of his company car for a short period following the Transition Period, which amounts are included in the values reported under the column headings “Financial Planning,” “Executive Physical” and “Automobile Allowance,” respectively.
For Messrs. Schmaling and Rasetti, consists of severance payable under the Company’s Senior Officer Severance Plan, which plan is described beginning on page 41. The Company’s Senior Officer Severance Plan provides for payment of (i) a lump-sum payment equal to the sum of (1) one year’s base salary at the Senior Officer’s regular salary rate, (2) the annual bonus that would have been payable to the Senior Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels, and (3) the portion of the monthly premium that the Company would normally pay for 12 months of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the termination of employment (including dependent coverage, if applicable) (for Mr. Schmaling: $13,049 and for Ms. Rasetti: $19,148); and (ii) certain other perquisites, such as benefits under the retirement plans of the Company in which the Senior Officer participates based on the terms of such plans and outplacement services.
(6)    Mr. Sternlieb was appointed President and Chief Executive Officer effective October 8, 2021.
(7) Mr. Colucci was appointed Executive Vice President and Chief Financial Officer effective May 30, 2022.
(8) Mr. Topercer was appointed the Company’s Executive Vice President and Chief Human Resource Officer effective February 14, 2022.
(9) Mr. Vuchetich was appointed the Company’s Executive Vice President, Marketing and President-Americas effective December 21, 2021.
(10) Mr. Baker retired as President and Chief Executive Officer on October 8, 2021. In connection with his retirement, the Company and Mr. Baker entered into a letter agreement dated September 23, 2021 (the “Retirement and Transition Agreement”). See “—Senior Officer Severance Plan and Executive Agreements—Retirement Agreement with Mr. Baker,” for a description of the Retirement and Transition Agreement.”
(11) Mr. Dillon departed from the Company on April 30, 2022. In connection with his departure, Mr. Dillon and the Company entered into a letter agreement dated January 30, 2022 (the “Transition and Separation Agreement”). See “—Senior Officer Severance Plan and Executive Agreements—Transition and Separation Agreement with Mr. Dillon,” for a description of the Transition and Separation Agreement.
(12) Mr. Johnson departed from the Company effective November 1, 2022. Mr. Johnson, the Company’s former Vice President of Finance and Principal Accounting Officer, also served as Interim Principal Financial Officer from April 30, 2022 to May 30, 2022. The reported compensation is for all capacities in which Mr. Johnson served during the fiscal year ended August 31, 2022.
(13) Mr. Schmaling departed from the Company on December 10, 2021. Mr. Schmaling received certain severance benefits under the Company’s Senior Officer Severance Plan, a description of which begins on page 41.
(14) Mr. Rasetti departed from the Company on December 10, 2021. Mr. Rasetti received certain severance benefits under the Company’s Senior Officer Severance Plan, a description of which begins on page 41.

Grants of Plan-Based Awards
The following table sets forth the equity compensation awards in fiscal 2022, as well as the potential range of payouts for fiscal 2022 under the annual cash bonus plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul E. Sternlieb	10/8/2021	—	—	—	—	—	—	140,777	2,900,006
	10/19/2021	—	—	—	14,503	58,011	116,022	—	1,212,749
	1/25/2022	—	—	—	—	—	—	50,943	944,992
	n/a	562,500	750,000	1,500,000	—	—	—	—	—

Anthony P. Colucci	5/30/2022	—	—	—	—	—	—	5,906	120,009
	n/a	—	332,500	665,000	—	—	—	—	—

Barbara G. Bolens	10/8/2021	—	—	—	—	—	—	10,000	206,000
	10/19/2021	—	—	—	1,664	6,655	13,310	—	139,126
	10/19/2021	—	—	—	—	—	—	2,349	46,769
	1/25/2022	—	—	—	—	—	—	7,143	132,503
	n/a	—	199,800	399,600	—	—	—	—	—

Benjamin J. Topercer	2/14/2022	—	—	—	—	—	—	47,682	812,501
	n/a	—	170,000	340,000	—	—	—	—	—

Scott M. Vuchetich	12/21/2021	—	—	—	—	—	—	17,119	339,983
	1/25/2022	—	—	—	2,022	8,086	16,172	—	142,496
	1/25/2022	—	—	—	—	—	—	8,086	149,995
	n/a	—	199,500	399,000	—	—	—	—	—

Former Executive Officers
Randal W. Baker	10/19/2021	—	—	—	—	—	—	10,866	216,740

Rick T. Dillon	10/8/2021	—	—	—	—	—	—	20,000	412,000
	10/19/2021	—	—	—	3,660	14,641	29,282	—	306,077
	10/19/2021	—	—	—	—	—	—	4,260	84,817
	1/25/2022	—	—	—	—	—	—	15,714	291,495
	n/a	—	354,620	709,240	—	—	—	—	—

Bryan R. Johnson	10/19/2021	—	—	—	—	—	—	1,623	32,314
	1/25/2022	—	—	—	1,348	5,391	10,782	—	95,003
	1/25/2022	—	—	—	—	—	—	5,391	100,003
	2/2/2022	—	—	—	—	—	—	8,503	149,993
	n/a	—	135,048	270,097	—	—	—	—	—

John Jeffrey Schmaling	10/8/2021	—	—	—	—	—	—	20,000	412,000
	10/19/2021	—	—	—	668	1,336	2,672	—	27,930
	10/19/2021	—	—	—	—	—	—	3,542	70,521
	n/a	—	287,370	574,740	—	—	—	—	—

Fabrizio Rasetti	10/8/2021	—	—	—	—	—	—	10,000	206,000
	10/19/2021	—	—	—	504	1,008	2,016	—	21,073
	10/19/2021	—	—	—	—	—	—	2,970	59,133
	n/a	—	243,810	487,620	—	—	—	—	—
(1) These columns show the range of cash payouts with respect to awards under the fiscal 2022 annual bonus plan described beginning on page 25, and do not include the value of the restricted stock units paid out under the annual bonus plan. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 34, with the value of the restricted stock units paid out under the annual bonus plan being included in the “Stock Awards” column.
(2) Reflects Performance Shares granted in fiscal 2022 under the Company’s 2017 Omnibus Incentive Plan, as amended (the “2017 Omnibus Incentive Plan”). Refer to “Equity Compensation—Performance Based Restricted Stock Units” beginning on page 27 for further details on these awards. In accordance with the Company’s Senior Officer Severance Plan, Messrs. Schmaling’s and Rasetti’s Performance Shares are eligible to vest, notwithstanding their departures from the Company prior to the vesting date, on a pro rata basis based on the portion of the performance period during which Messrs. Schmaling and Rasetti were employed with the Company. The amounts reported reflect such pro rata reduction. Pursuant to separate agreements with the Company, Messrs. Baker and Dillon are eligible to receive the full vested amount of their Performance Shares based on the satisfaction of the performance criteria, irrespective of their departure dates.
(3) Reflects restricted stock units granted in fiscal 2022 under the 2017 Omnibus Incentive Plan.
(4) The grant date fair value of restricted stock unit awards is based on the market price of the shares on the grant date and the grant date fair value of Performance Shares is based on a simulation model (Monte Carlo). See Note 15 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2022 for a discussion of the assumptions made in determining the grant date fair values in this column.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2022.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Paul E. Sternlieb	10/19/2021	—	—	—	—	—		58,011	1,154,999
	10/8/2021	—	—	—	140,777	2,731,074	(3)	—	—
	1/25/2022	—	—	—	50,943	988,924	(3)	—	—

Anthony P. Colucci	5/30/2022	—	—	—	5,906	114,576		—	—

Barbara G. Bolens	10/29/2019	—	—	—	—	—		5,342	103,635
	1/28/2020	—	—	—	1,882	36,511	(3)	—	—
	10/27/2020	—	—	—	—	—		5,635	109,319
	1/19/2021	—	—	—	4,749	92,131	(3)	—	—
	10/8/2021	—	—	—	10,000	194,000	(3)	—	—
	10/19/2021	—	—	—	—	—		6,655	132,501
	10/19/2021	—	—	—	2,349	45,571	(4)	—	—
	1/25/2022	—	—	—	7,143	138,574	(3)	—	—

Benjamin J. Topercer	2/14/2022	—	—	—	47,682	925,031	(3)	—	—

Scott M. Vuchetich	12/21/2021	—	—	—	17,119	332,109	(4)	—	—
	1/25/2021	—	—	—	—	—		8,086	149,995
	1/25/2022	—	—	—	8,086	156,868	(3)	—	—

Former Executive Officers
Randal W. Baker	3/21/2016	120,441	24.42	3/21/2026	—	—		—	—
	1/16/2017	73,130	26.95	1/16/2027	—	—		—	—
	10/29/2019	—	—	—	—	—		55,570	1,078,058
	10/27/2020	—	—	—	—	—		73,266	1,421,360

Rick T. Dillon	12/27/2016	18,980	26.95	12/27/2026	—	—		—	—
	1/16/2017	16,090	26.95	1/16/2027	—	—		—	—
	10/29/2019	—	—	—	—	—		11,754	228,028
	10/27/2020	—	—	—	—	—		12,398	240,521
	10/19/2021	—	—	—	—	—		14,641	291,502

Bryan R. Johnson	1/28/2020	—	—	—	—	—		2,841	66,678
	1/19/2021	—	—	—	—	—		5,974	133,340
	1/25/2022	—	—	—	—	—		5,391	100,003
	10/19/2021	—	—	—	1,623	31,486	(4)	—	—
	1/25/2022	—	—	—	5,391	104,585	(3)	—	—
	2/2/2022	—	—	—	8,503	164,958	(3)	—	—

John Jeffrey Schmaling (5)	10/29/2019	—	—	—	—	—		8,912	172,893
	10/27/2020	—	—	—	—	—		5,265	102,141
	10/19/2021	—	—	—	—	—		1,336	25,918

Fabrizio Rasetti (5)	10/29/2019	—	—	—	—	—		4,714	91,452
	10/27/2020	—	—	—	—	—		3,974	77,096
	10/19/2021	—	—	—	—	—		1,008	19,555
(1) Market value of restricted stock unit awards and Performance Shares is based on the $19.40 closing price of the Company’s common stock on August 31, 2022.
(2) Represents awards of Performance Shares (at target) that include a three-year performance period. Performance Shares awarded in fiscal 2020 vest based on achievement of a Free Cash Flow Conversion target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Performance Shares granted in fiscal 2021 vest based solely on the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Performance Shares awarded in fiscal 2022 vest based on achievement of a Return on Invested Capital target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Grants of Performance Shares in fiscal 2020 are presented at the target level, grants of Performance Shares in fiscal 2021 are presented at the target level and grants of Performance Shares in fiscal 2022 are presented at the target level. Subsequent to August 31, 2022 and the completion of the three-year performance period, the fiscal 2020 Performance Share grants (granted on October 29, 2019) vested at 29.8% of the target level. See “Equity Compensation—Performance Based Restricted Stock Units” beginning on page 27 for additional details.

(3) Restricted stock units vest in equal annual installments over a three-year period, subject to continued employment. The amount presented reflects the remaining unvested balance.
(4) Restricted stock units vest one year after the date of grant, subject to continued employment.
(5) In accordance with the Company’s Senior Officer Severance Plan, equity incentive plan awards for Mr. Schmaling and Mr. Rasetti reflect pro ration for the period of service of such NEO prior to his departure relative to the respective performance period.

Equity Awards Exercised and Vested in Fiscal 2022
The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 34. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock units and Performance Shares during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul E. Sternlieb	—	—	—	—
Anthony P. Colucci	—	—	—	—
Barbara G. Bolens	—	—	9,861	187,376
Benjamin J. Topercer	—	—	—	—
Scott M. Vuchetich	—	—	—	—
Former Executive Officers
Randal W. Baker	—	—	145,764	2,999,057
Rick T. Dillon	—	—	70,708	1,398,378
Bryan R. Johnson	—	—	9,182	170,073
John Jeffrey Schmaling	—	—	54,276	1,203,025
Fabrizio Rasetti	—	—	35,980	797,268
(1)Value realized on the vesting of restricted stock units and Performance Share awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation
NEOs are eligible to participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 31 for a description of the plans).

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Paul Sternlieb
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	25,500	—	—	25,500

Anthony Colucci
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	4,019	—	—	4,019

Barbara G. Bolens
Deferred Compensation	—	—	552	—	9,722
Supplemental Executive Retirement	—	18,802	355	—	52,333

Benjamin J. Topercer
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	5,100	—	—	5,100

Scott M. Vuchetich
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	9,880	—	—	9,880

Former Executive Officers
Randal W. Baker
Deferred Compensation	—	—	(5,666)	74,222	126,343
Supplemental Executive Retirement	—	—	5,688	105,769	219,285

Rick T. Dillon
Deferred Compensation	—	—	1,489	—	123,334
Supplemental Executive Retirement	—	25,926	1,084	—	143,617

Bryan R. Johnson
Deferred Compensation	—	—	(18,296)	—	62,172
Supplemental Executive Retirement	—	—	—	—	—

John Jeffrey Schmaling
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	—	1,874	63,806	43,281

Fabrizio Rasetti
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement (5)	—	—	1,084	—	—

(1)NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2017 Omnibus Incentive Plan). Accordingly, all amounts in this column are included in the Summary Compensation Table on page 34 in one or more of the following columns for fiscal 2022: “Salary,” “Stock Awards” or “Non-Equity Incentive Plan Compensation.”
(2)These amounts for fiscal 2022 appear in the “All Other Compensation” column of the Summary Compensation Table on page 34 (see footnote 5 to that table).
(3)Represents aggregate earnings (loss) on investments of deferred compensation deemed invested in a mix of options similar to the 401(k) Plan, a company stock account (although the plan no longer permits investment of contributions into the company stock account other than the deferral of restricted stock units) and, for deferrals made prior to December 1, 2019, an interest bearing account. Interest on the interest bearing account was paid at rate of 1.89% in fiscal 2022.
(4)The aggregate balance of August 31, 2022 represents the balance in each NEO’s participant account.
(5)Mr. Rasetti forfeited benefits under the Supplemental Executive Retirement Plan upon his separation of employment since he did not satisfy the minimum service period requirement for vesting of benefits under that plan.
Equity Compensation Plan Information
The following table summarizes information, as of August 31, 2022, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3)
Equity compensation plans approved by security holders (1)	2,045,833	$26.85	3,758,562
Equity compensation plans not approved by security holders	—	—	—
Total	2,045,833	$26.85	3,758,562
(1)The number of securities to be issued upon exercise of outstanding options, warrants and rights comprises shares issuable with respect to _900,987 stock options at a weighted average exercise price of $26.71, 46,820 stock appreciation rights at a weighted average exercise price of $29.61 (the number of actual shares issued will vary based on the stock price on the date of exercise), 763,779 restricted stock units and 334,247 Performance Shares (at target), granted under the 2017 Omnibus Incentive Plan. There were no stock options or stock appreciation rights issued under the 2017 Omnibus Incentive Plan that were outstanding at August 31, 2022.
(2)The weighted average exercise price does not take into account awards of Performance Shares or restricted stock units.
(3) The number of securities remaining available for future issuance under equity compensation plans include 3,569,579 shares under the 2017 Omnibus Incentive Plan, 149,984 shares under the Company’s Deferred Compensation Plan and 38,999 shares under the Company’s 2010 Employee Stock Purchase Plan.
Senior Officer Severance Plan and Retirement Agreement
Senior Officer Severance Plan
On July 30, 2019, the Board of Directors approved the Company’s Senior Officer Severance Plan to provide increased certainty for the covered executive officers and the Company in the event of a severance. The Senior Officer Severance Plan is expected to assist the Company with the retention and recruitment of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Senior Officer Severance Plan applies to the Company’s Chief Executive Officer and any Executive Vice President of the Company (the “Senior Officers”). In connection with the appointment of Mr. Sternlieb as President and Chief Executive Officer, the Company entered into a letter agreement with him to establish the terms of his initial compensation, which agreement included enhanced benefits under the Senior Officer Severance Plan.
The Senior Officer Severance Plan, as modified for the separate agreement with Mr. Sternlieb, provides that, in the event the employment of a Senior Officer is terminated by the Company without “Cause” or by a Senior Officer with “Good Reason” (as each term is defined in the Senior Officer Severance Plan):
•the Senior Officer would be entitled to receive a lump-sum payment equal to the sum of (i) one year’s (one and one-half year’s for Mr. Sternlieb) base salary at the Senior Officer’s regular salary rate, (ii) the annual bonus (one and one-half times the annual bonus for Mr. Sternlieb) that would have been payable to the Senior Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels, and (iii) the portion of the monthly premium that the Company would normally pay for 12 months (18 months for Mr. Sternlieb) of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the termination of employment (including dependent coverage, if applicable);
•outstanding unvested stock options granted by the Company to the Senior Officer would become vested upon the termination of employment and each outstanding unexercised stock option, including previously vested stock options, would remain exercisable until the earlier of (i) the date such stock option would have expired by its original terms (disregarding any provision for early expiration of the stock option upon termination of employment) or (ii) 10 years after the date such stock option was granted;
•outstanding restricted stock units granted by the Company to the Senior Officer would become vested upon termination of employment;
•with respect to any outstanding Performance Shares awarded by the Company to the Senior Officer, the requirement for the Senior Officer to remain employed during the relevant period would be waived, and the Senior Officer would be entitled to receive, following the completion of the relevant performance period, a pro rata pay out (based on the portion of the performance period during which the Senior Officer was employed) to the extent Performance Shares are earned based on the level of achievement of performance goals;
•the Senior Officer would be entitled to receive benefits under the retirement plans of the Company in which the Senior Officer participates based on the terms of such plans; and
•the Senior Officer would be entitled to receive outplacement services in a form, manner and with a scope of benefits as determined by the Compensation Committee of the Company’s Board of Directors, or any successor administrator appointed under the Senior Officer Severance Plan.
The Senior Officer Severance Plan provides for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Senior Officer to benefit financially on an after-tax basis. In addition, the Senior Officer Severance Plan provides that a Senior Officer whose employment is terminated in connection with a sale of a business unit is not entitled to the foregoing benefits if the Senior Officer receives an “Offer of Comparable Employment” (as defined in the Senior Officer Severance Plan) from the purchaser of the business unit. The Senior Officer Severance Plan also provides that if a Senior Officer becomes entitled, prior to satisfaction of conditions for payment under the Senior Officer

Severance Plan, to receive severance benefits under an agreement with the Company upon termination of employment in connection with a change in control of the Company or sale of a business unit of the Company then no benefits are payable to the Senior Officer pursuant to the Senior Officer Severance Plan. Under the separate agreement with Mr. Sternlieb, he would be entitled to reimbursement by the Company of reasonable legal fees, up to $10,000, to enforce the Senior Officer Severance Plan.
The receipt by a Senior Officer of any payment or other benefit under the Senior Officer Severance Plan is conditioned upon (i) the delivery by the Senior Officer of a full and unconditional release of all claims against the Company in a form appended to the Senior Officer Severance Plan, (ii) the delivery by the Senior Officer of an agreement in a form appended to the Senior Officer Severance Plan including provisions relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees, and (iii) the Senior Officer’s agreement to provide reasonable assistance with respect to specified matters during the 12 months following termination of employment.
The Senior Officer Severance Plan provides that it may be amended or terminated at any time by the Company, provided that if there is a “Change in Control” of the Company (as defined in the Senior Officer Severance Plan), then during the two years following the Change in Control the Senior Officer Severance Plan may not be modified or rescinded to adversely affect the rights of the Senior Officers covered by the Senior Officer Severance Plan at the time of the Change in Control. In addition, if the Company becomes obligated to make any payments under the Senior Officer Severance Plan to a Senior Officer, the Senior Officer Severance Plan will remain in effect until such obligations have been satisfied. The Senior Officer Severance Plan also provides that all benefits under the Senior Officer Severance Plan are subject to the Company’s clawback policy for executive officers or any other clawback policy of the Company that is subsequently in effect.
In connection with the departures of Messrs. Schmaling and Rasetti from the Company, they each received benefits under the Senior Officer Severance Plan. As a condition to their respective receipt of these benefits, each of Messrs. Schmaling and Rasetti provided a general release of claims in favor of the Company. For more details regarding the payments made to Messrs. Schmaling and Rasetti in connection with their departures, see "Executive Compensation-Summary Compensation Table" above.
No Employment Agreements
The Company does not have employment contracts with any of its NEOs.
Retirement Agreement with Mr. Baker
In connection with Mr. Baker’s determination to retire as President and Chief Executive Officer, on September 23, 2021 the Company and Mr. Baker entered into the Retirement and Transition Agreement in recognition of the smooth transition of his duties and facilitation of the orderly conduct of the Board’s succession planning process. The Retirement and Transition Agreement provided that, until December 31, 2021, Mr. Baker would assist with the transition of his duties and responsibilities to the new Chief Executive Officer, including helping transition relationships with the Company’s customers, investors and other key stakeholders, helping with the preparation of the Company’s annual report and proxy statement for fiscal 2021, and assisting with the transition of knowledge regarding any regulatory or legal matters that occurred during the term of his employment. The Retirement and Transition Agreement provided that, in return for such transition services, Mr. Baker would (i) continue to receive his base salary through December 31, 2021, (ii) remain eligible to receive the full amount of his annual bonus for fiscal 2021 based on the achievement of the relevant performance measures, which bonus was paid when annual bonus payments were paid to the Company’s executive officers, (iii) vest in full with respect to his time-vesting restricted stock units, with the shares subject to those restricted stock units paid out as of the date of his retirement, subject to withholding, (iv) continue to be able to vest into and earn (in full rather than pro-rata) his Performance Shares based on the satisfaction of the relevant performance criteria, and (v) vest in all of his unvested stock options on the date of his retirement, with such options remaining exercisable through the expiration of their original 10-year term. The Retirement and Transition Agreement further provided for the extension of the term of certain covenants restricting Mr. Baker’s activities following the cessation of his employment, as set forth in certain pre-existing agreements with the Company, to October 23, 2023 and included mutual non-disparagement provisions and a waiver by Mr. Baker of any rights to severance under the Senior Officer Severance Plan and the Amended and Restated Change in Control Agreement between Mr. Baker and the Company. In addition, under the Retirement and Transition Agreement, Mr. Baker provided a general release of claims in favor of the Company. For more details regarding the payments made to Mr. Baker in connection with his departure, see “Executive Compensation—Summary Compensation Table” above.
Transition and Separation Agreement with Mr. Dillon
In connection with the departure of Mr. Dillon, on January 30, 2022, Mr. Dillon and the Company entered into the Transition and Separation Agreement, which provided for a transition period through April 30, 2022 (the “Transition Period”). During the Transition Period, Mr. Dillon continued to serve as the Company’s Executive Vice President and Chief Financial Officer and received his then-current compensation and all applicable benefits consistent with the Company’s executive compensation practices. Upon his execution of a general release of claims at the end of the Transition Period, Mr. Dillon received the following benefits: (i) continued payment of his base salary, at the then-current rate, through the end of the Transition Period; (ii) a lump-sum payment equal to fourteen months of base salary at the then-current rate; (iii) the full amount of his annual bonus for the fiscal year ending August 31, 2022 based on the achievement of performance measures, which bonus was paid when annual bonus payments were paid to the Company’s executive officers; (iv) a lump-sum payment equal to the portion of the monthly premium the Company would pay for 12 months of medical, dental, vision and disability insurance coverages at his enrollment levels for specific coverages then in place; (v)

full vesting in all time-vesting restricted stock units and stock options, and continued full vesting (rather than pro-rata) in Performance Shares with payment based on the Company’s performance; (vi) full contribution to and vesting in the Company’s supplemental executive retirement plan, with respect to the fiscal year ending August 31, 2022; (vii) six months of outplacement services; and (viii) certain other perquisites, such as the executive financial planning and physical benefits for 2022 and continued use of his company car for a short period following of the Transition Period. The Transition and Separation Agreement further included mutual non-disparagement provisions and a waiver by Mr. Dillon of any rights to severance under the Company’s Senior Officer Severance Plan and the Amended and Restated Change in Control Agreement between Mr. Dillon and the Company. In addition, pursuant to the Transition and Separation Agreement, Mr. Baker provided a general release of claims in favor of the Company. For more details regarding the payments made to Mr. Dillon in connection with his departure, see “Executive Compensation—Summary Compensation Table” above.
Severance Payments
The following table provides the estimated payments for the NEOs employed on August 31, 2022 (the “current NEOs”), as if their employment had been terminated by the Company on August 31, 2022 in the absence of a change in control of the Company. The amounts presented are determined with respect to the Senior Officer Severance Plan, except with respect to Mr. Sternlieb, who is eligible for additional benefits as described beginning on page 41, and Mr. Johnson, who was eligible for severance benefits under the Key Employee Severance Plan. The severance benefits under these plans are reflected in the following table. In connection with his departure, the amounts that Mr. Johnson received differ from the amounts presented in the table below since his departure was on November 1, 2022 and the amounts that he is eligible to receive reflect any changes to his compensation occurring after August 31, 2022 through the date of his departure.

Name	Base Salary	Annual Bonus	Stock Awards (1)	Benefits (2)	Total
Paul Sternlieb	$1,125,000	$1,125,000	$3,719,368	$—	$5,969,368
Anthony Colucci	475,000	332,500	114,576	24,590	946,666
Barbara G. Bolens	333,000	199,800	506,786	7,718	1,047,304
Benjamin J. Topercer	340,000	170,000	925,031	21,327	1,456,358
Scott M. Vuchetich	380,000	190,000	488,977	21,327	1,080,304
Bryan R. Johnson (3)	337,621	135,048	301,030	19,689	793,388
(1)Represents market value of unvested restricted stock units based on the August 31, 2022 closing price of the Class A common stock ($19.40), but does not include any amount with respect to the vesting of unvested Performance Shares as the amount of shares to be issued under such awards is dependent on the level of performance achieved for the full three-year performance period and accordingly is not known.
(2)Represents the portion of the monthly premium that the Company would pay for 12 months of medical, dental and vision insurance coverage, but does not include an estimate of the cost of outplacement services because such amount is not presently determinable (under the Senior Officer Severance Plan, the form, manner and with a scope of such services is subject to the discretion of the Compensation Committee).
(3)Mr. Johnson resigned as an officer and employee of the Company effective as of November 1, 2022 under circumstances constituting a “qualified termination” under the Company’s Key Employee Severance Plan and accordingly he was entitled to the following benefits under that plan in connection with his resignation: a lump sum payment equal to 12 months of his base salary; eligibility for a prorated annual bonus based on performance for the fiscal year ending August 31, 2023; a lump sum payment equal to 12 months coverage of COBRA continuation coverage for medical, dental and vision insurance; prorated vesting of outstanding unvested restricted stock units; and outplacement services.
Death or Disability Arrangements
NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of a current NEO's death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options, restricted stock units and Performance Shares would become 100% vested. The value of each NEO’s stock options and restricted stock units as of August 31, 2022, whose vesting would be accelerated upon death, is the same as disclosed in the preceding Severance Payments table. The value of Performance Shares, whose vesting would be accelerated upon death, is presently undeterminable as it depends on future performance results.
If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive. Otherwise, no further salary or disability payments would be due. Additionally, all current NEOs participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. In the event of termination of employment due to permanent disability, all unvested stock options, restricted stock units and Performance Shares would become vested.

Change-in-Control Payments
Change-in-Control Arrangements
The Company has entered into change in control agreements with each of the current NEOs providing certain benefits upon termination of employment following both a “change in control” of the Company and a “triggering event.” Such change-in-control agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.
A “change in control” is generally defined as:
•the acquisition by a person or group of more than 50% of the Company’s common stock;
•the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or
•the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or
•a change in the majority of the Board of Directors without the endorsement of the existing Board members.
A “triggering event” is generally defined as:
•a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;
•a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control;
•a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control; or
•in the agreement with Mr. Sternlieb, a material breach of his change-in-control agreement by the Company.
The terms of the change in control agreements do not include any provisions for excise tax gross-ups. The agreements generally do not vary by executive, but Mr. Sternlieb’s agreement provides for certain enhanced benefits. The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control (the “Triggering Event Period”), that executive is entitled to receive a lump sum payment equal to two times (2.99 times for Mr. Sternlieb) the executive’s annual base salary plus the greater of (i) two times (2.99 times for Mr. Sternlieb) the highest annual bonus earned by the executive during the three complete fiscal years immediately preceding the termination of employment or (ii) two times (2.99 times for Mr. Sternlieb) the highest amount of the target annual bonus for the executive during the three complete fiscal years immediately preceding the termination of employment. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change in control were not determined in relation to the overall compensation guideline, but rather as part of an objective to attract and retain NEOs. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years following termination of employment. Under his change-in-control agreement, Mr. Sternlieb would be entitled to reimbursement by the Company of reasonable legal fees, up to $10,000, to enforce his change-in-control agreement.
The agreements provide for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to benefit financially on an after-tax basis. The agreements also include obligations of the executive relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
In addition, if the Company terminates the executive within the Triggering Event Period, any outstanding equity or long-term incentive awards held by the executive immediately prior to termination shall be fully vested (at the target level of performance for performance-based awards) and, with respect to any stock options, stock appreciation rights or similar awards the executive shall have the full duration of the original exercise period to exercise such award.
Certain of our equity compensation plans and awards also contain change in control provisions. The award agreements for outstanding restricted stock, restricted stock units and Performance Shares provide for immediate vesting upon the occurrence of a change in control, with the amount earned under Performance Share awards being based on achievement of target performance levels.
Taking into account the terms of each current NEO’s change-in-control agreement in force on August 31, 2022, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2022 after a triggering event. We have assumed, solely for the purposes of this presentation, that there will be no reduction of these payments pursuant to the provision of the agreements providing for a reduction in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to benefit financially on an after-tax basis.

Name	Base Salary	Annual Bonus (1)	Stock Awards (2)	Benefits (3)	Total
Paul Sternlieb	$2,242,500	$2,242,500	$4,844,781	$—	$9,329,781
Anthony Colucci	950,000	665,000	114,576	49,181	1,778,757
Barbara G. Bolens	666,000	399,600	745,232	15,437	1,826,269
Benjamin J. Topercer	680,000	340,000	924,031	42,654	1,986,685
Scott M. Vuchetich	760,000	380,000	645,845	42,654	1,828,499
Bryan R. Johnson	675,242	270,097	405,615	39,377	1,390,331
(1)Actual payout will be based on the highest annual bonus target or highest annual paid bonus paid during the previous three years, multiplied by two.
(2)Represents market value of unvested restricted stock units and unvested Performance Shares (at the target level of performance) based on the August 30, 2022 closing price of the Class A common stock ($19.40).
(3)Represents estimated costs to provide the welfare benefits and perquisites provided to the current NEOs as described on page 31.
Estimated payments owed to the current NEOs upon a change in control, absent termination or a triggering event (as defined on page 44) and assuming that the Compensation Committee determined to vest all unvested stock options in connection with the change in control, would be as set forth in the “Stock Options” and “Stock Awards” columns in the table above.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median-compensated employee and the annualized Annual Total Compensation of Mr. Sternlieb who served as our CEO from October 8, 2021 through August 31, 2022. For our fiscal year 2022:
•the Annual Total Compensation of our median-compensated employee was $42,144; and
•the annualized Annual Total Compensation of Mr. Sternlieb, who served as our CEO from October 8, 2021 through August 31, 2022, was $6,996,922, which annualized Annual Total Compensation assumes payment of salary for the full year at the annual rate set for Mr. Sternlieb upon his appointment as President and Chief Executive Officer ($750,000), and includes all other awards and other compensation elements as reflected in the Summary Compensation Table on page 34.
Accordingly, the ratio of the Annual Total Compensation of CEO in fiscal 2022 to the median-compensated employee’s Annual Total Compensation for fiscal 2022 was 166 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules provide that in years in which a company has more than one individual serving as principal executive officer (as we did in fiscal 2022, with Mr. Baker serving as CEO until October 8, 2021, and Mr. Sternlieb serving as CEO from October 8, 2021 through August 31, 2022), in determining the ratio we may use the annualized compensation of the individual (Mr. Sternlieb) who served as principal executive officer at the time we determined the median-compensated employee to be used in calculating the fiscal 2022 ratio.
Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
SEC rules require a company to identify the median-compensated employee only once every three fiscal years, absent material changes to the employee population during that period. Because there were no such material changes in our employee population since we undertook to identify the median-compensated employee for determination of the ratio for fiscal 2020, we elected to use the same employee for calculating the fiscal 2022 ratio. In identifying the median-compensated employee for fiscal 2020, we used base salary as our consistently applied compensation measure to determine our median employee from our employee population, excluding our then CEO, as of July 31, 2020. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of July 31, 2020 but were not employed for the full fiscal year. For our non-U.S. employees, we used the foreign exchange rates applicable at July 31, 2020 to convert their base salary into U.S. dollars.

NON-EMPLOYEE DIRECTOR COMPENSATION
Directors who are not employees of the Company are paid an annual cash retainer in fiscal 2022 of $60,000, paid in quarterly installments, for serving on the Board of Directors. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2022, directors are paid the following additional cash fees for serving on committees:

Committee	Member Fee	Additional Chair Fee
Audit	$15,000	$15,000
Compensation	10,000	10,000
Governance and Sustainability	10,000	7,500
The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an as-needed basis, without concern for the fees associated with such access. Directors elected by the Board between annual meetings are paid a pro rata amount of the annual fee based on the period of their service.
Equity compensation for the Board in fiscal 2022 was in the form of restricted stock units. Non-employee directors annually receive restricted stock units having a value upon grant of $120,000, with the Chair receiving an additional $100,000 of restricted stock units for the additional services required of the position.
For their service commencing with the annual meeting of shareholders held in January 2021, each current non-employee director elected at that annual meeting was granted 4,480 restricted stock units. For their service commencing with the annual meeting of shareholders held in January 2022, each current non-employee director was granted 6,469 restricted stock units. In each case, these awards of restricted stock units vested 50 weeks after their grant dates.
The non-employee directors who served on the Board during all or a portion of fiscal 2022 received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Chair Fee ($)	Stock Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Alfredo Altavilla	60,000	25,000	—	120,000	205,000	—	6,469
Judy L. Altmaier	60,000	25,000	—	120,000	205,000	—	6,469
J. Palmer Clarkson	60,000	20,000	—	120,000	200,000	—	6,469
Danny L. Cunningham	60,000	25,000	15,000	120,000	220,000	2,930	6,469
E. James Ferland, Jr.	60,000	10,000	7,500	220,000	297,500	11,029	11,860
Richard D. Holder	60,000	25,000	10,000	120,000	215,000	—	6,469
Lynn C. Minella	60,000	20,000	—	120,000	200,000	—	6,469
Sidney S. Simmons	60,000	25,000	—	120,000	205,000	—	6,469
(1)Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.
Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Company common stock with a total value equal to five times their base cash annual retainer (or an aggregate $300,000). As of August 31, 2022, all directors (except Ms. Altmaier, who joined the Board on October 29, 2019, and Ms. Minella, who joined the Board on January 25, 2022, and who each has three years after joining the Board to satisfy the requirement) satisfied the ownership requirement.
Under the Outside Directors’ Deferred Compensation Plan, non-employee directors can defer all or a portion of their annual retainer, committee fees and vested restricted stock units for future payment on a specified date or when they leave the Board. Compensation deferred under the plan are represented by phantom stock units, which are settled in Class A common stock, generally following the director’s termination of service. A number of shares, based on the amount of compensation deferred, is contributed by the Company to a rabbi trust. During fiscal 2022, Messrs. Cunningham and Simmons and Ms. Minella participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION
Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, officers and persons who beneficially own 10% or more of the common stock are required to file reports specifying their initial ownership of common stock and subsequent changes in that ownership to the SEC. These reports are required to be filed within specified time periods established by the SEC. Based solely on our review of reports filed with the SEC, we believe that no director, officer, or 10% shareholder failed to timely file in fiscal 2022 any report required by Section 16(a), other than the late filings by the following officers and directors: (i) each of Danny L. Cunningham, James E. Ferland, Clarkson J. Palmer, and Sidney S. Simmons was late in filing one report with respect to the acquisition of phantom stock units pursuant to dividend equivalent rights under the Company’s Outside Directors’ Deferred Compensation Plan upon the Company’s payment of a dividend on the Class A common stock on October 18, 2021; (ii) each of Barbara Bolens, Rick T. Dillon, Bryan Johnson, Fabrizio Rasetti, and John Jeffrey Schmaling was late in filing one report with respect to the acquisition of restricted stock units granted under the Company’s 2017 Omnibus Incentive Plan on October 19, 2021; (iii) Scott M. Vuchetich was late in filing two reports with respect to his appointment as an executive officer of the Company and acquisition of restricted stock units granted under the Company’s 2017 Omnibus Incentive Plan on December 21, 2021 due to delays in obtaining EDGAR filing codes; (iv) James E. Ferland was late in filing one report with respect the payout of deferred phantom stock units and a consequent sale of shares of common stock for taxes on February 8, 2022 and (v) Benjamin J. Topercer was late in filing one report with respect to his acquisition of restricted stock units granted under the Company’s 2017 Omnibus Incentive Plan on February 14, 2022 due to delays in obtaining EDGAR filing codes.
Independent Public Accountants
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal years ended August 31, 2022 and 2021 and the effectiveness of our internal control over financial reporting as of August 31, 2022 and 2021. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for the past two fiscal years were as follows:

	Fiscal Year Ended August 31, 2022	Fiscal Year Ended August 31, 2021
Audit Fees	$1,165,700	$999,561
Audit-Related Fees	—	—
Tax Compliance Fees	10,295	62,935
Tax Consulting Fees	321,927	491,968
All Other Fees	95,000	700
	$1,592,922	$1,555,164
Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning, tax reform and tax advisory services. In addition to the fees above, the Company also reimbursed Ernst & Young for out of pocket expenses, which were less than $100,000 in fiscal 2022 and 2021.
The Audit Committee considered the compatibility of the respective non-audit services provided by Ernst & Young LLP to Ernst & Young LLP's independence and concluded that the independence of Ernst & Young LLP was not compromised by the performance of such services.
The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All audit fees require specific approval by the Audit Committee prior to the work commencing. In addition, pursuant to the Audit Committee's policy, certain other proposed services for which the independent auditor would charge $50,000 or more in fees require specific approval by the Audit Committee prior to the work commencing. Under its policies, the Audit Committee may pre-approve non-audit services by category, defining the scope of services, with fees less than $50,000 and delegate to management the authority to approve individual projects within the pre-approved category, with management reporting to the Audit Committee each quarter any approvals made by it under that delegated authority in the quarter.
Shareholder Proposals
Shareholder proposals must be received by the Company no later than August 18, 2023 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on November 5, 2023 nor earlier than the close of business on October 6, 2023 for such proposal to be considered for a vote, or such candidate to be nominated for election as director, at next year’s annual meeting. Any such notice must contain the information required by the Company’s bylaws. In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the board of directors’ nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than December 5, 2023 (unless we move the meeting up or delay it by more than 30 days from February 3, 2024).
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in an account through a bank, broker or other nominee record holder or us if you directly hold your shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or call us at (262) 293-1500.
Forward-Looking Statements
Statements in this proxy statement with respect to the impact on annual operating profit from the implementation of ASCEND and the timing of the recognition of any such impact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, the ability of the Company to achieve its plans or objectives related to ASCEND, including any assumptions underlying its calculation of expected incremental operating profit or program investment, the impact of dispositions and restructurings, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor, or overhead cost increases, the economic impact of the COVID-19 pandemic and other general economic uncertainty, market conditions in the industrial, oil & gas, energy, power generation, infrastructure, commercial construction, truck and automotive industries, the impact of geopolitical activity, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, the ability of the Company to achieve its plans or objectives related to its growth strategy, market acceptance of existing and new products, market acceptance of price increases, foreign currency risk, commodity risk, tariffs, litigation matters, impairment of goodwill or other intangible assets and other factors that may be referred to or noted in the Company’s reports filed with the SEC from time to time, including those described under "Item 1A. Risk Factors" of the Annual Report.
Additional Matters
Other than the proposals and matters described herein, management is not aware of any other matters that will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 27, 2022 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 16, 2022

Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the Meeting by means of remote communication, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.
The Annual Report, which includes of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022 (without exhibits), as filed with the SEC, has been made available with this Proxy Statement. Additional copies of the Annual Report are available, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by calling us at (262) 293-1500.

ENERPAC TOOL GROUP

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m., Central Time, on February 2, 2023 for shares held directly and by 10:59 p.m., Central Time, on January 31, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EPAC2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m., Central Time, on February 2, 2023 for shares held directly and by 10:59 p.m., Central Time, on January 31, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93475-Z83816-P82513 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

ENERPAC TOOL GROUP CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Alfredo Altavilla
02) Judy L. Altmaier
03) J. Palmer Clarkson
04) Danny L. Cunningham
05) E. James Ferland
06) Richard D. Holder
07) Lynn C. Minella
08) Sidney S. Simmons
09) Paul E. Sternlieb

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D93476-Z83816-P82513

ENERPAC TOOL GROUP CORP.

ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul E. Sternlieb, Anthony P. Colucci and James Denis, and each of them, as proxies, each with power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ENERPAC TOOL GROUP CORP., a Wisconsin corporation, to be held on February 3, 2023 at 8:00 a.m. Central Time, virtually at www.virtualshareholdermeeting.com/EPAC2023, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting upon the matters indicated on the reverse side of this card.

NOTE TO PARTICIPANTS IN THE 401 (K) PLAN.

As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Enerpac Tool Group Corp. 401(k) Plan, to vote all shares of common stock as of Enerpac Tool Group Corp. allocated as of December 1, 2022. If instructions are not received by the voting deadline on the reverse side, or if the voting instructions are invalid because this form is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan document.

Continued and to be signed on reverse side